                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       SOURCE INTERLINK COMPANIES, INC.,

                        ALLIANCE ENTERTAINMENT CORP. AND

                           ALLIGATOR ACQUISITION, LLC

                         DATED AS OF NOVEMBER 18, 2004

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                               TABLE OF CONTENTS

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ARTICLE I THE MERGER...............................................................................................      2

           1.1       THE MERGER....................................................................................      2
           1.2       THE CLOSING...................................................................................      2
           1.3       EFFECTIVE TIME................................................................................      2
           1.4       EFFECT OF MERGER..............................................................................      3
           1.5       TAX CONSEQUENCES..............................................................................      3

ARTICLE II THE SURVIVING ENTITY....................................................................................      3

           2.1       CERTIFICATE OF FORMATION......................................................................      3
           2.2       LIMITED LIABILITY COMPANY AGREEMENT...........................................................      3
           2.3       MANAGEMENT....................................................................................      3

ARTICLE III EFFECT OF THE MERGER ON SECURITIES OF MERGER SUB AND THE COMPANY.......................................      3

           3.1       MERGER SUB MEMBERSHIP INTERESTS...............................................................      4
           3.2       COMPANY CAPITAL STOCK.........................................................................      4
           3.3       COMPANY STOCK OPTIONS AND WARRANTS............................................................      5
           3.4       EXCHANGE OF CERTIFICATES EVIDENCING COMPANY COMMON STOCK......................................      7
           3.5       DISSENTER'S RIGHTS............................................................................     10
           3.6       ADJUSTMENT OF EXCHANGE RATIO..................................................................     10
           3.7       DISTRIBUTION OF SPINCO BUSINESS...............................................................     10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SOURCE................................................................     10

           4.1       ORGANIZATION AND QUALIFICATION................................................................     11
           4.2       CAPITALIZATION................................................................................     11
           4.3       SUBSIDIARIES..................................................................................     12
           4.4       POWER AND AUTHORITY; NON-CONTRAVENTION; GOVERNMENT APPROVALS..................................     13
           4.5       REPORTS AND FINANCIAL STATEMENTS; INFORMATION PROVIDED........................................     15
           4.6       ABSENCE OF UNDISCLOSED LIABILITIES............................................................     17
           4.7       ABSENCE OF CERTAIN CHANGES OR EVENTS..........................................................     17
           4.8       LITIGATION....................................................................................     18
           4.9       NO VIOLATION OF LAW; LICENSES, PERMITS AND REGISTRATIONS......................................     18
           4.10      TAXES.........................................................................................     19
           4.11      LABOR AND EMPLOYMENT MATTERS..................................................................     20
           4.12      EMPLOYEE BENEFIT PLANS........................................................................     21
           4.13      COMPLIANCE WITH ENVIRONMENTAL LAWS............................................................     24
           4.14      REAL ESTATE...................................................................................     26
           4.15      GOOD TITLE TO AND CONDITION OF ASSETS.........................................................     26
           4.16      INSURANCE.....................................................................................     27
           4.17      RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS...........................     27
           4.18      NAMES; PRIOR ACQUISITIONS.....................................................................     28
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           4.19      MATERIAL CONTRACTS............................................................................     28
           4.20      RESTRICTIONS ON BUSINESS ACTIVITIES...........................................................     30
           4.21      INTELLECTUAL PROPERTY.........................................................................     30
           4.22      RECORDS OF SOURCE.............................................................................     31
           4.23      BROKERS AND FINDERS...........................................................................     32
           4.24      OPINION OF FINANCIAL ADVISOR..................................................................     32
           4.25      INTERNAL CONTROL OVER FINANCIAL REPORTING; DISCLOSURE CONTROLS AND PROCEDURES;
                     CERTIFICATIONS................................................................................     32
           4.26      ANTI-TAKEOVER.................................................................................     32

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................................     32

           5.1       ORGANIZATION AND QUALIFICATION................................................................     32
           5.2       CAPITALIZATION................................................................................     33
           5.3       SUBSIDIARIES..................................................................................     34
           5.4       POWER AND AUTHORITY; NON-CONTRAVENTION; GOVERNMENT APPROVALS..................................     35
           5.5       FINANCIAL STATEMENTS; INFORMATION PROVIDED....................................................     37
           5.6       ABSENCE OF UNDISCLOSED LIABILITIES............................................................     38
           5.7       ABSENCE OF CERTAIN CHANGES OR EVENTS..........................................................     39
           5.8       LITIGATION....................................................................................     39
           5.9       NO VIOLATION OF LAW; LICENSES, PERMITS AND REGISTRATIONS......................................     40
           5.10      TAXES.........................................................................................     40
           5.11      LABOR AND EMPLOYMENT MATTERS..................................................................     42
           5.12      EMPLOYEE BENEFIT PLANS........................................................................     43
           5.13      COMPLIANCE WITH ENVIRONMENTAL LAWS............................................................     45
           5.14      REAL ESTATE...................................................................................     46
           5.15      GOOD TITLE TO AND CONDITION OF ASSETS.........................................................     47
           5.16      INSURANCE.....................................................................................     47
           5.17      RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS...........................     48
           5.18      NAMES; PRIOR ACQUISITIONS.....................................................................     48
           5.19      MATERIAL CONTRACTS............................................................................     48
           5.20      RESTRICTIONS ON BUSINESS ACTIVITIES...........................................................     50
           5.21      INTELLECTUAL PROPERTY.........................................................................     50
           5.22      RECORDS OF THE COMPANY........................................................................     52
           5.23      BROKERS AND FINDERS...........................................................................     52
           5.24      SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW...........................................     52
           5.25      ACCURACY OF INFORMATION FURNISHED BY COMPANY..................................................     52

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER..................................................................     53

           6.1       CONDUCT OF THE COMPANY'S BUSINESS PENDING THE MERGER..........................................     53
           6.2       CONDUCT OF SOURCE'S BUSINESS PENDING THE MERGER...............................................     56
           6.3       DISPOSITION OF SPINCO BUSINESS................................................................     59
           6.4       REINCORPORATION OF SOURCE.....................................................................     59
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ARTICLE VII ADDITIONAL AGREEMENTS..................................................................................     59

           7.1       ACCESS TO INFORMATION.........................................................................     59
           7.2       NO SOLICITATION...............................................................................     60
           7.3       PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT............................................     63
           7.4       COMMERCIALLY REASONABLE EFFORTS; AGREEMENT TO COOPERATE.......................................     63
           7.5       PUBLIC STATEMENTS.............................................................................     65
           7.6       NOTIFICATION OF CERTAIN MATTERS...............................................................     65
           7.7       APPROVAL OF STOCKHOLDERS......................................................................     65
           7.8       SECTION 16 MATTERS............................................................................     66
           7.9       368(a) REORGANIZATION.........................................................................     66
           7.10      NASDAQ NATIONAL MARKET LISTING................................................................     66
           7.11      CORPORATE GOVERNANCE..........................................................................     67
           7.12      EMPLOYEE BENEFITS; TERMINATION OF PLANS; STOCK OPTION PLANS...................................     68
           7.13      AFFILIATE AGREEMENT...........................................................................     69
           7.14      INDEMNIFICATION OF OFFICERS AND DIRECTORS; DIRECTORS' AND OFFICERS' INSURANCE.................     69
           7.15      CONVERSION OF COMPANY PREFERRED STOCK.........................................................     70
           7.16      CAPITALIZATION CERTIFICATE....................................................................     70

ARTICLE VIII CONDITIONS............................................................................................     71

           8.1       CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER....................................     71
           8.2       CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER..................................     72
           8.3       CONDITIONS TO OBLIGATION OF SOURCE AND MERGER SUB TO EFFECT THE MERGER........................     73

ARTICLE IX TERMINATION; FEES AND EXPENSES..........................................................................     74

           9.1       TERMINATION BY MUTUAL CONSENT.................................................................     74
           9.2       TERMINATION BY SOURCE OR THE COMPANY..........................................................     74
           9.3       TERMINATION BY THE COMPANY....................................................................     75
           9.4       TERMINATION BY SOURCE.........................................................................     76
           9.5       EFFECT OF TERMINATION AND ABANDONMENT.........................................................     76
           9.6       FEES AND EXPENSES.............................................................................     76

ARTICLE X AMENDMENT AND WAIVER.....................................................................................     78

           10.1      AMENDMENT.....................................................................................     78
           10.2      WAIVER........................................................................................     78

ARTICLE XI DEFINITIONS.............................................................................................     78

ARTICLE XII GENERAL PROVISIONS.....................................................................................     83

           12.1      NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES................................................     83
           12.2      NOTICES.......................................................................................     83
           12.3      INTERPRETATION................................................................................     85
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           12.4      ENTIRE AGREEMENT..............................................................................     85
           12.5      GOVERNING LAW.................................................................................     85
           12.6      WAIVER OF JURY TRIAL..........................................................................     85
           12.7      COUNTERPARTS..................................................................................     85
           12.8      PARTIES IN INTEREST...........................................................................     85
           12.9      SEVERABILITY..................................................................................     86
           12.10     ASSIGNMENT....................................................................................     86
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Appendix A

Exhibit A  Source Voting Agreements
Exhibit B  Company Voting Agreement
Exhibit C  Stockholder's Agreement
Exhibit D  Consulting Agreement
Exhibit E  Affiliate Agreement

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

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, dated as of November 18, 2004 (this "AGREEMENT"), is made and entered into by and among SOURCE INTERLINK COMPANIES, INC., a Missouri corporation ("SOURCE"), ALLIANCE ENTERTAINMENT CORP., a Delaware corporation (the "COMPANY"), and Alligator Acquisition, LLC, a Delaware limited liability company whose sole member is Source ("MERGER SUB"). Certain capitalized terms used herein are defined in Article XI hereof.

                                  WITNESSETH:

      WHEREAS, the Board of Directors of Source (the "SOURCE BOARD") has determined that a business combination between Source and the Company, upon the terms and subject to the conditions set forth in this Agreement, is advisable and in the best interests of Source and its stockholders;

      WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD") has determined that a business combination between the Company and Source, upon the terms and subject to the conditions set forth in this Agreement, is advisable and in the best interests of the Company and its stockholders;

      WHEREAS, pursuant to the Merger (as defined in Section 1.1 below), and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("COMPANY CAPITAL STOCK") and all of the outstanding convertible securities and other rights to acquire or receive shares of Company Capital Stock shall be converted into the right to receive shares of the common stock, par value $0.01 per share, of Source ("SOURCE COMMON STOCK"), and all of the outstanding options and warrants to purchase Company Capital Stock shall be assumed in accordance with Section 3.3;

      WHEREAS, in connection with, and as a condition to, the Merger, the Company shall distribute to its stockholders its entire ownership interest in its "All Media Guide" and "Digital On-Demand" businesses as more fully described in Appendix A (the "SPINCO BUSINESS" and the entity that will own and operate such Spinco Business, "SPINCO") subject to, and in accordance with the terms and conditions of this Agreement;

      WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Source's and the Company's willingness to enter into this Agreement, certain affiliates of Source have entered into a Voting Agreement in the form attached hereto as Exhibit A (the "SOURCE VOTING AGREEMENTS"), and AEC Associates, LLC, a Delaware limited liability company (the "PRINCIPAL STOCKHOLDER") has entered into a Voting Agreement in the form attached hereto as Exhibit B (the "COMPANY VOTING AGREEMENT" and, together with the Source Voting Agreements, the "VOTING AGREEMENTS");

      WHEREAS, as a condition and inducement to the parties' willingness to enter into this Agreement and other related agreements contemplated hereby, Source and the Principal Stockholder will enter into a definitive Stockholder's Agreement substantially in the form attached hereto as Exhibit C (the "STOCKHOLDER'S AGREEMENT") to take effect as of the Effective Time;

      WHEREAS, as a condition and inducement to the parties' willingness to enter into this Agreement and other related agreements contemplated hereby, each of Source and The Yucaipa Companies LLC ("YUCAIPA") will enter into a Consulting Agreement in substantially the form of Exhibit D attached hereto (the "CONSULTING AGREEMENT") to take effect as of the Effective Time;

      WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the parties' willingness to enter into this Agreement, each director and certain other persons who are "affiliates" (as that term is used in Rule 145 promulgated under the Securities Act) of the Company have delivered to Source a written agreement in substantially the form of Exhibit E attached hereto (the "AFFILIATE AGREEMENT"); and

      WHEREAS, the parties intend that the merger provided for herein qualify as a reorganization under the provisions of Section 368(a) of the Code for federal income tax purposes, and the parties intend to adopt a plan of reorganization within the meaning of Section 354(a) of the Code.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

      1.1 THE MERGER. At the Effective Time (as defined in Section 1.3 hereof), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Delaware Limited Liability Company Act (the "LLC ACT"), the Company shall be merged with and into Merger Sub, the separate existence of the Company shall thereupon cease and Merger Sub shall continue as the surviving entity and as a limited liability company whose sole member is Source (the "MERGER"). Merger Sub shall be the surviving entity in the Merger and is hereinafter sometimes referred to as the "SURVIVING ENTITY."

      1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the Merger (the "CLOSING") shall take place (a) at the offices of Source, 27500 Riverview Center Boulevard, Suite 400, Bonita Springs, FL 34134-4342 at 10:00 a.m., local time, as promptly as practicable (and in any event no later than the second business day) after the satisfaction or waiver of all the conditions set forth in Article VIII hereof (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or (b) at such other time, date or place as Source and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

      1.3 EFFECTIVE TIME. As promptly as practicable after all the conditions to the Merger set forth in Article VIII hereof shall have been satisfied or waived in accordance herewith and

                                                                             -2-
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provided that this Agreement shall not have been terminated pursuant to Article
IX hereof, the parties hereto shall cause a Certificate of Merger (the "CERTIFICATE OF MERGER") meeting the applicable requirements of the DGCL and the LLC Act to be properly executed and filed in accordance with the DGCL and the LLC Act on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the LLC Act or at such later time which the parties hereto shall have agreed upon and designated in the Certificate of Merger as the effective time of the Merger (the "EFFECTIVE TIME").

      1.4 EFFECT OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Entity and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Entity.

      1.5 TAX CONSEQUENCES. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Income Tax Regulations.

                                   ARTICLE II

                              THE SURVIVING ENTITY

      2.1 CERTIFICATE OF FORMATION. The Certificate of Formation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Entity after the Effective Time until duly amended in accordance with applicable law; provided, however, that a Certificate of Amendment to the Certificate of Formation of Merger Sub shall be filed immediately following the Effective Time that amends Section A to read as follows: "The name of the limited liability company is Source Alliance LLC."

      2.2 LIMITED LIABILITY COMPANY AGREEMENT. The Limited Liability Company Agreement of the Surviving Entity after the Effective Time shall be the limited liability agreement of Merger Sub as in effect immediately prior to the Effective Time until duly amended in accordance with applicable law; provided, however, that the limited liability company agreement of the Surviving Entity shall be amended such that all references to the name of Merger Sub shall be amended to refer to "Source Alliance LLC."

      2.3 MANAGEMENT. At the Effective Time, management of the Surviving Entity shall be vested in Source as the sole member of the Surviving Entity after the Effective Time in accordance with the Limited Liability Company Agreement of the Surviving Entity.

                                  ARTICLE III

                EFFECT OF THE MERGER ON SECURITIES OF MERGER SUB
                                AND THE COMPANY

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      3.1 MERGER SUB MEMBERSHIP INTERESTS. At the Effective Time, each unit of membership interest of Merger Sub will remain unchanged and shall not be affected by the Merger.

      3.2 COMPANY CAPITAL STOCK.

            (a) Preferred Stock. Prior to the Effective Time, each issued and outstanding share of preferred stock, $0.01 par value per share, of the Company (the "COMPANY PREFERRED STOCK") shall be converted into shares of common stock, $0.0001 par value per share, of the Company (the "COMPANY COMMON STOCK").

            (b) Common Stock. The maximum number of shares of Source Common Stock to be issued (including Source Common Stock to be reserved for issuance upon exercise of any Assumed Options and Company Stock Warrants (each, as defined below)) upon consummation of the Merger in exchange for the acquisition by Source of all of the outstanding Company Capital Stock and all unexpired and unexercised options, warrants, convertible securities or other rights to acquire Company Capital Stock shall be the number of shares of Source Common Stock issued and outstanding (including all unexpired and unexercised options, warrants, convertible securities or other rights to acquire Source Common Stock) ten (10) Business Days prior to the Source Meeting (the "AGGREGATE SHARE NUMBER"). No adjustment shall be made in the number of shares of Source Common Stock issued in the Merger as a result of any cash proceeds received by the Company or Source from the date hereof to the Closing Date pursuant to the exercise of options, warrants, convertible securities or other rights to acquire Company Capital Stock or Source Common Stock, as the case may be. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holders of any shares of Company Capital Stock, the following shall occur:

                  (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including the shares of Company Common Stock issued upon conversion of all outstanding shares of Company Preferred Stock and excluding those shares to be cancelled in accordance with Section 3.2(b)(iii) or held by any Dissenting Stockholder (as defined in Section 3.5 hereof)), shall be automatically converted into the right to receive that number of shares of Source Common Stock equal to the Exchange Ratio (as defined below), subject to any adjustments pursuant to Section 3.6, and cash in lieu of fractional shares upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 3.4 below.

                  (ii) All shares of Company Common Stock shall automatically cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, Source Common Stock, any cash in lieu of fractional shares of Source Common Stock and any dividends or distributions payable thereon to be issued or paid in consideration therefor upon the surrender

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            of one or more stock certificates evidencing such shares of Company
            Common Stock (each, a "CERTIFICATE"), in accordance with Section 3.4 below.

                  (iii) Each share of Company Common Stock issued and held in the Company's treasury or by any subsidiary of the Company at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

                  (i) The "EXCHANGE RATIO" shall mean the quotient obtained by dividing (x) the Aggregate Share Number by (y) sum of (A) the Outstanding Company Common Amount plus (B) the Outstanding Company Option Amount, each of (x) and (y) as specified in the Final Capitalization Certificates.

                  (ii) The "OUTSTANDING COMPANY COMMON AMOUNT" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including all shares of Company Common Stock into which the Company Preferred Stock shall be converted prior to such time.

                  (iii) The "OUTSTANDING COMPANY OPTION AMOUNT" shall mean the aggregate number of shares of Company Common Stock issuable, directly or indirectly, upon exercise of all unexpired and unexercised options, warrants, convertible securities or other rights to acquire, directly or indirectly, shares of Company Common Stock immediately prior to the Effective Time (excluding shares of Company Common Stock into which the Company Preferred Stock, if any, may be converted as of such time).

      3.3 COMPANY STOCK OPTIONS AND WARRANTS. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holders of any shares of the capital stock of the Company,

            (a) Each outstanding option to purchase Company Common Stock (each a "COMPANY OPTION") issued pursuant to the Company's 1999 Equity Participation Plan, the Company's 1999 Employee Equity Participation and Incentive Plan, the Amended and Restated Digital On-Demand, Inc. 1998 General Stock Incentive Plan and the Amended and Restated Digital On-Demand, Inc. 1998 Executive Stock Incentive Plan (each a "COMPANY OPTION PLAN"), whether vested or unvested, shall by virtue of the Merger and regardless of the respective exercise prices thereof, be assumed by Source. Each Company Option so assumed by Source under this Agreement (each such option, an "ASSUMED OPTION") will become exercisable in accordance with its terms, for that number of shares of Source Common Stock equal to the Exchange Ratio multiplied by the number of shares of Company Common Stock subject to such Company Option, rounded to the nearest whole number of shares. The per share exercise price of the Assumed Option will equal the per share exercise price of such Company Option, divided by the Exchange Ratio, rounded to the nearest whole cent. No cash will be paid in lieu of

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      fractional shares that are rounded pursuant to this Section 3.3. Any
      Company Option exercisable prior to the Effective Time, in whole or in part, for Company Preferred Stock shall become exercisable for Source Common Stock in accordance with the preceding four sentences (as if the Company Preferred Stock underlying such Company Option has been converted to Company Common Stock in accordance with the conversion rate applicable to the shares of such series of Company Preferred Stock). Prior to the Effective Time, the Company shall take all actions necessary to pay out any cash amounts which are currently due to certain holders of Company Options. In connection with any spin-off or other distribution by the Company to its stockholders of the Company's ownership interest in the Spinco Business, each Company Option will be adjusted, if necessary, in accordance with the terms of the Company Option Plan or option agreement under which it was granted. Each Company Option Plan will be assumed by Source in accordance with Section 7.12(c). Prior to the Effective Time, the Company shall take all action necessary under the Company Option Plans or otherwise, to permit Source to assume the Company Options and shall have provided any notices to optionees required under the Company Option Plans or other agreements.

            (b) The term, exercisability, vesting schedule, and all other terms of each Assumed Option will be the same in all material respects as the corresponding Company Option other than for the delivery of Source Common Stock and any adjustment in the number of shares issuable and the exercise price. Continuous employment with the Company will be credited to holders of Assumed Options received upon Source's assumption of Company Options for purposes of determining the vesting of such Assumed Options from and after the Effective Time except to the extent the holder is no longer employed by the Company prior to the Effective Time.

            (c) As soon as practicable after the Effective Time, Source shall deliver to each holder of an outstanding Assumed Option an appropriate document evidencing the assumption of the holder's Company Options by Source. Promptly after the Effective Time, but in no event later than thirty (30) days thereafter, Source shall file one or more registration statements on Form S-8 (or any successor form) with respect to the shares of Source Common Stock subject to such Assumed Options (to the extent such a registration statement is available for such options) and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. Source shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Source Common Stock for delivery upon exercise of all Assumed Options pursuant to the terms set forth in this Section 3.3.

            (d) At the Effective Time, each outstanding warrant to purchase shares of Company Capital Stock (each a "COMPANY STOCK WARRANT") shall by virtue of the Merger be assumed by Source. Each Company Stock Warrant so assumed by Source under this Agreement will continue to have, and be subject to, the same terms and conditions of such warrant immediately prior to the Effective Time, except that (i) each Company Stock Warrant will be exercisable for the number of shares of Source Common Stock equal to the Exchange Ratio multiplied by the number of shares of Company

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      Common Stock issuable directly or indirectly upon exercise of the Company
      Stock Warrant, rounded to the nearest whole number of shares of Source Common Stock and (ii) the per share exercise price for the shares of Source Common Stock issuable upon exercise of such assumed Company Stock Warrant will equal the exercise price per share of Company Common Stock issuable directly or indirectly under such Company Stock Warrant divided by the Exchange Ratio, rounded to the nearest whole cent. No cash will be paid in lieu of fractional shares that are rounded down pursuant to this
      Section 3.3. Source shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Source Common Stock for delivery upon exercise of all Company Stock Warrants pursuant to the terms set forth in this Section 3.3.

            (e) Prior to the Distribution, the Company shall issue the number of shares of Common Stock and Series A2 Preferred Stock set forth on Section 3.3(e) of the Company Disclosure Schedule to those Company stockholders identified therein pursuant to the Company's obligations under Section 3.4 of the Contribution Agreement and Plan of Merger by and between the Company, the Principal Stockholder, DOD Merger Sub, Inc. and Digital On-Demand.

      3.4 EXCHANGE OF CERTIFICATES EVIDENCING COMPANY COMMON STOCK. The procedures for exchanging outstanding shares of the Company Common Stock pursuant to the Merger are as follows:

            (a) As of the Effective Time, Source shall deposit, or shall cause to be deposited, with Source's transfer agent, or with such other institution designated by Source as is reasonably satisfactory to the Company (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Article III, certificates evidencing the shares of Source Common Stock and cash in lieu of fractional shares (such cash and certificates for shares of Source Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "EXCHANGE FUND") to be issued pursuant to Section 3.2 hereof and paid pursuant to this Section 3.4 in exchange for outstanding shares of Company Common Stock.

            (b) As soon as reasonably practicable after the Effective Time, Source shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (including shares of Company Common Stock issued upon conversion of the Company Preferred Stock immediately prior to the Effective Time) (i) a letter of transmittal in customary form which shall specify that delivery of such shares of Company Common Stock shall be effected, and risk of loss regarding and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates evidencing such shares to the Exchange Agent and (ii) instructions for use in effecting the surrender of such Certificates in exchange for certificates evidencing shares of Source Common Stock and cash in lieu of fractional shares, if any, and any dividends and distributions payable thereon. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such duly executed letter of transmittal and such other documents as may be reasonably requested by the Exchange Agent, the holder of the shares evidenced by such Certificate shall be entitled to receive in exchange therefor a certificate evidencing that number of whole shares of Source Common Stock and a check representing the amount of cash in lieu of fractional shares (after taking into account all Certificates surrendered by such holder), if any, and any dividends or distributions payable thereon pursuant to the provisions of this Article III (after giving effect to any withholding tax required by law to be withheld by Source) and the shares evidenced by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on cash in lieu of fractional shares or dividends or distributions payable to holders of shares of Company Common Stock. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act shall not be exchanged until Source has received an Affiliate Letter from such person.

            (c) Notwithstanding any other provision of this Agreement to the contrary, each holder of shares of Company Common Stock converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Source Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Company Common Stock represented thereby) shall, upon surrender of such holder's Certificates, receive, in lieu of such fraction of a share, cash (without interest) in an amount equal to such fractional part of a share of Source Common Stock multiplied by the average of the closing sales prices of shares of Source Common Stock as reported by the Nasdaq National Market ("NASDAQ") during the ten (10) consecutive trading days ending on and including the last trading day prior to the Effective Time.

            (d) Dividends and other distributions declared after the Effective Time on Source Common Stock issued hereunder shall be paid to the holder surrendering a Certificate as contemplated hereby; provided, however, that no such dividends or other distributions so declared shall be paid in respect of any shares of Source Common Stock evidenced by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of Source Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Source Common Stock and not yet paid, less the amount of any withholding taxes required by law to be withheld by Source.

            (e) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate evidencing the proper number of shares of Source Common Stock, together with a check for the cash to be paid in lieu of fractional shares and any dividends or distributions payable thereon, may be issued to the transferee thereof if the Certificate evidencing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If, after the Effective Time, Certificates are presented to the Surviving Entity, the Surviving Entity shall return such Certificates to the holder(s) thereof and shall require that such holder(s) comply with the procedures set forth in this Article III.

            (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Source Common Stock) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be returned to Source and any holder of Company Common Stock who has not previously complied with Article III shall thereafter look only to Source as a general unsecured creditor for payment of its claims for Source Common Stock, any cash in lieu of fractional shares of Source Common Stock and any dividends or distributions with respect thereto.

            (g) None of Source, the Company, the Surviving Entity, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any shares or amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificate shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any Source Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority), any such Source Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any person previously entitled thereto.

            (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit with respect thereto by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Source or its transfer agent, the making of an indemnity and/or posting of a bond by such Person in such reasonable amount as Source may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate a certificate representing the shares of Source Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Source Common Stock in respect thereof, deliverable in respect thereof pursuant to this Agreement.

            (i) Each of the Exchange Agent, Source and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of state, local or foreign tax law or any other applicable legal requirement. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would have otherwise have been delivered.

      3.5 DISSENTER'S RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock, if any, issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL (a "DISSENTING STOCKHOLDER") shall not be converted into the right to receive the Merger consideration provided in Section 3.2 hereof at or after the Effective Time, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder's right to appraisal under the DGCL. A Dissenting Stockholder may receive payment of the fair value of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by such Dissenting Stockholder ("DISSENTING SHARES") in accordance with the provisions of the DGCL, provided that such Dissenting Stockholder complies with
Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive the fair value thereof in accordance with the DGCL. If, after the Effective Time, any Dissenting Stockholder fails to perfect or effectively withdraws or otherwise loses such Dissenting Stockholder's right to appraisal, such Dissenting Stockholder's Dissenting Shares shall thereupon be treated as if they had been converted, as of the Effective Time, into the right to receive the Merger consideration set forth in Section 3.2 hereof. The Company shall give Source (a) prompt notice of any demands for appraisal, withdrawals of demands for appraisal and any other instruments served under the DGCL and (b) the opportunity to participate in all negotiations, proceedings or settlements with respect to demands for appraisal under the DGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with Source's prior written consent, settle or offer to settle any such demands.

      3.6 ADJUSTMENT OF EXCHANGE RATIO. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Source Common Stock shall have been changed into a different number of shares or a different class as a result of the Reincorporation (as defined below), a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be proportionately adjusted.

      3.7 DISTRIBUTION OF SPINCO BUSINESS. The parties intend for the Spinco Business of the Company to be spun off or otherwise distributed in its entirety to the stockholders of the Company. It is a condition to Source's obligation to consummate the Merger that the Distribution be completed. The terms of the Distribution will be determined by the Company; provided, however, that Source's consent shall be required in connection with any material deviation from the terms and conditions of the Distribution described in Appendix A and shall be required as to the final form and content of each of the agreements identified in Appendix A, which consent in either case shall not be unreasonably withheld.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                   OF SOURCE

      Except as set forth in the schedules delivered to the Company prior to or simultaneously with the execution hereof (collectively, the "SOURCE DISCLOSURE SCHEDULE"), Source represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date. The sections of the Source Disclosure Schedule setting forth exceptions to the representations and warranties contained in this Article IV are numbered and lettered to correspond to the applicable sections and subsections of this Article IV, and shall only qualify the corresponding sections or subsections of this Article IV and any other subsections of this
Article IV to the extent the relevance of such disclosure to the other subsection or section is reasonably apparent on its face.

      4.1 ORGANIZATION AND QUALIFICATION. Each of Source and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Source is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have and would not reasonably be expected to result in a Source Material Adverse Effect. Source has delivered or made available to the Company a complete and accurate copy of the Articles of Incorporation and Bylaws, each as amended to date, of Source, all of which documents are in full force and effect.

      4.2 CAPITALIZATION.

            (a) The authorized capital stock of Source consists of 40,000,000 of Source Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share ("SOURCE PREFERRED STOCK"). Except as set forth in the Source SEC Reports, as of November 15, 2004 (i) 23,565,090 shares of Source Common Stock, were issued and outstanding, (ii) no shares of Source Preferred Stock were issued and outstanding and (iii) 100,000 shares of Source Common Stock and no shares of Source Preferred Stock were held in the treasury of Source. All outstanding shares of Source Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any preemptive or other similar rights.

            (b) Section 4.2(b) of the Source Disclosure Schedule sets forth a complete and accurate list, as of November 15, 2004, of all stock option plans or other share or equity-related plans of Source (the "SOURCE OPTION PLANS"), indicating for each Source Option Plan, as of the date of this Agreement, the number of shares of Source Common Stock issued to date under such plan, the number of shares of Source Common Stock subject to outstanding options under such plan (the "SOURCE OPTIONS") and the number of shares of Source Common Stock reserved for future issuance under the plan.

            (c) Section 4.2(c) of the Source Disclosure Schedule sets forth a complete and accurate list, as of November 15, 2004, of each outstanding option issued other than pursuant to the Source Option Plans (the "SOURCE OFF-PLAN OPTIONS") and each outstanding warrant to purchase shares of Source Common Stock (each a "SOURCE WARRANT"). Except pursuant to the Source Options, the Source Off-Plan Options and the

      Source Warrants, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of Source is authorized or outstanding, (ii) Source has no obligation (contingent or otherwise) to issue any capital stock, subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any of its shares any evidences of indebtedness or assets of Source, (iii) Source has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its shares or any interest therein or to pay any dividend or to make any other distribution in respect thereof and (iv) there are no outstanding or authorized share appreciation, phantom stock or similar rights with respect to Source. None of the outstanding options or rights or warrants (including any right of conversion or exchange under any outstanding security, instrument or other agreement) shall accelerate and vest in connection with the consummation of the transactions contemplated hereby or upon the actual or constructive termination of employment by Source following the transactions contemplated hereby.

            (d) (i) There are no agreements, written or oral, between Source or any Affiliate of Source and any holder of the securities of Source relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale or "drag-along' rights) or registration under the Securities Act (including any rights to include securities in the Registration Statement) with respect to the capital stock of Source, (ii) there are no proxies, voting rights or other agreements or understandings between Source or any Affiliate of Source and any holder of the securities of Source or, to Source's knowledge, among the holders of securities of Source, with respect to the voting or transfer of the capital stock of Source, (iii) there is no rights agreement, "poison pill" anti-takeover plan or other similar agreement or understanding to which Source is a party or by which it is bound with respect to the capital stock of Source,
      (iv) Source is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock and (v) there have been no shareholder proposals received for inclusion in the proxy statement for the next Source annual shareholder meeting. The Merger and the transactions contemplated by this Agreement will not have the effect of increasing the number of shares of Source capital stock issuable pursuant to any unexercised options, warrants, convertible securities or other rights to acquire Source capital stock.

            (e) All outstanding shares of Source are, and all shares of Source Common Stock subject to issuance as specified in Article III above will be upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and free of preemptive or other similar rights.

      4.3 SUBSIDIARIES. Source does not own, directly or indirectly, any capital stock or other ownership interest in any Person. Each Subsidiary of Source (including Merger Sub) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and each Subsidiary of Source is qualified to do business, and is in good standing as a foreign corporation, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in such good standing will not have or could not reasonably be expected to have, when taken together with all other such failures, a Source Material Adverse Effect. All outstanding shares of capital stock and other equity securities or interest of each Subsidiary of Source are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by Source or another of its Subsidiaries, free and clear of any and all security interests, liens, claims, pledges, agreements, limitations in Source's voting rights, charges or other encumbrances of any nature, except for restrictions imposed by applicable securities laws. Source is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any of its Subsidiaries. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Source or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Source. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Source. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Source. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has no material liabilities and has conducted its operations only as contemplated by this Agreement.

      4.4 POWER AND AUTHORITY; NON-CONTRAVENTION; GOVERNMENT APPROVALS.

            (a) POWER AND AUTHORITY. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement by Source and the Merger Sub have been duly and validly authorized by all necessary corporate action on the part of each of Source and Merger Sub, subject only to (x) the required receipt of Source Stockholder Approval (as defined below), and (y) the filing and recordation of the Certificate of Merger as required by the DGCL and the LLC Act. Without limiting the generality of the foregoing, the Source Board, at a meeting duly called and held (and not subsequently rescinded or modified in any way) and by the vote of directors (i) determined that the Merger is fair to, advisable and in the best interests of Source and its stockholders, (ii) approved (A) this Agreement in accordance with the provisions of the GBCLM (as defined below) and (B) the filing and recordation of the Certificate of Merger, (iii) approved the issuance of Source Common Stock in the Merger, (iv) approved the Reincorporation and the Reincorporation Filings (each as defined in Section 6.5 below), (v) approved the other transactions contemplated by this Agreement and (vi) directed that the Source Voting Proposal be submitted to the stockholders of Source for their approval and resolved to recommend that the stockholders of Source vote in favor of the Source Voting Proposal. Assuming this Agreement constitutes the valid and legally binding obligation of the Company, this Agreement constitutes the valid and legally binding obligation of Source and Merger Sub, enforceable against Source and Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and
      (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

      For purposes of this Agreement, (1) "SOURCE VOTING PROPOSAL" shall mean, collectively, the proposal for approval of: (i) the issuance of the Source Common Stock in the Merger (the "SHARE ISSUANCE") and the other transactions contemplated hereby and (ii) an amendment to Source's Articles of Incorporation which shall, among other things, increase the authorized shares of Source Common Stock from 40,000,000 to 100,000,000 (the "ARTICLES AMENDMENT") and (2) "SOURCE STOCKHOLDER APPROVAL" shall mean the approval of the Source Voting Proposal by the requisite vote of Source's stockholders under Source's Articles of Incorporation, the rules of the Nasdaq Stock Market, Inc., the General Business and Corporation Law of Missouri (the "GBCLM") and other applicable laws.

            (b) NON-CONTRAVENTION. Subject to obtaining Source Stockholder Approval and compliance with the requirements specified in Section 4.4(c), the execution and delivery by each of Source and Merger Sub of the Transaction Documents to which it is a party, the performance by each of Source and Merger Sub of its obligations under such Transaction Documents and the consummation by each of Source and Merger Sub of the transactions contemplated by such Transaction Documents shall not: (i) conflict with, or result in a violation or breach of, any provision of the articles of incorporation, bylaws, limited liability company agreement or certificate of formation, as applicable, thereof, (ii), conflict with, or result in a violation or breach of, any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or any arbitration award which is applicable to, binding upon or enforceable against Source or Merger Sub, as the case may be, (iii) constitute a default (or an event that with notice or lapse of time, or both would reasonably be expected to become a default or give rise to a right of termination, cancellation or acceleration of any obligation or loss of material benefit) under, or require a consent or waiver under, any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, employment agreement, instrument or legally binding undertaking material to the business, assets, properties or operations of Source or Merger Sub, as the case may be, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets thereof, except in each of the cases of (ii) through
      (iv) for any such contravention, violation, conflict, breach, default, event or Lien that would not have, individually or in the aggregate, a Source Material Adverse Effect. Section 4.4(b) of the Source Disclosure Letter lists all consents, waivers and approvals under any of Source's or any of its Subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Source or the Surviving Entity as a result of the Merger.

            (c) GOVERNMENT APPROVALS. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Source or the consummation by Source of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger and the appropriate documents with the relevant authorities of other states or jurisdictions in which Source and Merger Sub are qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any comparable foreign filings or approvals, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the declaration of the effectiveness thereof by the SEC, (iv) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (v) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby,
      (vi) such declarations, filings, registrations, notices, authorizations, consents or approvals as may be required under applicable federal, foreign and state securities ("BLUE SKY") laws, (vii) the filing of the Nasdaq Notification Form: Listing of Additional Shares with respect to Nasdaq,
      (viii) the filing of the Reincorporation Filings in connection with the Reincorporation, and (ix) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have a Source Material Adverse Effect.

            (d) REQUIRED VOTE. The affirmative votes for adoption of the Source Voting Proposal by, (i) in the case of the Share Issuance, the holders of a majority of the votes cast on the Share Issuance and (ii) in the case of the Articles Amendment, the holders of a majority of the outstanding shares of Source Common Stock on the record date for the meeting of Source's stockholders to consider the Source Voting Proposal (the "SOURCE MEETING") are the only votes of the holders of any class or series of Source capital stock or other securities necessary to adopt this Agreement and for consummation by Source of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of Source having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Source may vote.

      4.5 REPORTS AND FINANCIAL STATEMENTS; INFORMATION PROVIDED.

            (a) Since January 1, 2001, Source has filed or otherwise furnished with the SEC all forms, registration statements, prospectuses, proxy statements, schedules and reports required to be filed by it with or to the SEC under each of the Securities Act and the Exchange Act (together with all forms, statements, reports and documents which shall be filed subsequent to the date hereof up to the Closing, being referred to herein, collectively, the "SOURCE SEC REPORTS"). As of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Source SEC Reports including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Source SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Source's Subsidiaries is, and none of Source's Subsidiaries at any time since January 1, 2001 has been, required to file or otherwise furnish any form, report, registration statement or prospectus with or to the SEC.

            (b) Each of the consolidated financial statements included in the Source SEC Reports, together with the notes and schedules related thereto (collectively, the "SOURCE FINANCIAL STATEMENTS"), as of their respective dates (or if amended or supplemented in a Source SEC Report filed prior to the date of this Agreement, as of the date amended or supplemented), (i) complied in all material respects with the applicable accounting requirements as set forth in the published rules and regulations of the SEC, (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Source and its Subsidiaries as of the respective dates of the balance sheets included therein and the results of operations and changes in financial position for the respective periods indicated, except that the unaudited interim financial statements are subject to lack of footnotes and normal and recurring year-end adjustments and any other adjustments described therein not material in amount.

            (c) Each of Source and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Source in accordance with GAAP and to maintain accountability for Source's consolidated assets; (iii) access to Source's assets is permitted only in accordance with management's authorization, (iv) the reporting of Source's assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis and (vi) there are adequate procedures regarding prevention or timely detection of unauthorized acquisition, use or disposition of Source's assets. As of the date of this Agreement, (i) there are no significant deficiencies in the design or operation of Source's internal controls over financial reporting which could adversely affect in any material respect Source's ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (ii) there has been no fraud, whether or not material, that involved management or other employees of Source or any of its Subsidiaries who have a significant role in Source's internal controls over financial reporting.

            (d) The information to be supplied by or on behalf of Source for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by Source pursuant to which shares of Source Common Stock issuable in connection with the Merger shall be registered under the Securities Act (the "REGISTRATION STATEMENT"), shall not at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Source for inclusion in the proxy statement/prospectus (the "PROXY STATEMENT/PROSPECTUS") to be sent to the stockholders of Source in connection with the Source Meeting and to stockholders of the Company in connection with the Company Meeting (as defined in Section 5.4(d) hereof) (or the solicitation of the stockholders of the Company seeking written consent of the Company Voting Proposal), shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Source and the Company, or at the time of the Source Meeting, the Company Meeting (or the solicitation of the stockholders of the Company seeking written consent of the Company Voting Proposal) or as of the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Source Meeting or the Company Meeting (or the solicitation of the stockholders of the Company seeking written consent of the Company Voting Proposal)which has become false or misleading. If at any time prior to the Effective Time, any fact or event relating to Source or any of its Affiliates should be discovered by Source or should occur which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Source shall promptly inform the Company of such fact or event. Notwithstanding anything to the contrary, Source makes no representation or warranty with respect to the information to be supplied by or on behalf of the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus.

            (e) Source has implemented such programs and has taken such steps it believes are reasonably necessary to provide for its upcoming compliance (not later than the relevant statutory and regulatory deadline therefore) with all provisions of Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX") that shall become applicable to Source and has not received, orally or in writing, any notification that its auditor believes that management will not likely be able to complete its assessment before the reporting deadline, or if completed, that it will not likely be completed in sufficient time for the auditor to complete its assessment.

      4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Source nor any of its Subsidiaries have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, which individually or in the aggregate are reasonably likely to have a Source Material Adverse Effect, other than (i) liabilities disclosed in or reserved for in the Source Financial Statements, (ii) liabilities incurred since February 1, 2004 in the ordinary course of business consistent with past practice and (iii) liabilities under this Agreement for fees and expenses of professional advisors incurred in connection with the transactions contemplated hereby.

      4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since February 1, 2004, neither Source nor any of its Subsidiaries has (a) issued any capital stock or other securities, except pursuant to the exercise of outstanding options or warrants;
(b) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities except for repurchase from employees following their termination pursuant to the terms of agreements existing prior to February 1, 2004; (c) paid any bonus to or increased the rate of fringe benefits or other compensation payable to its officers, members of its board of directors or employees, except in the ordinary course of business and consistent with past practice, or amended any other terms of employment of its officers or members of its board of directors; (d) sold, leased or transferred any of its material properties or assets other than in the ordinary course of business consistent with past practice; (e) made or obligated itself to make capital expenditures individually in excess of $100,000 other than in the ordinary course of business consistent with past practice; (f) suffered any theft, damage, destruction or casualty or loss, not covered by insurance and for which a timely claim was filed, or any extraordinary loss regardless of insurance coverage or filed claims, in excess of $250,000 in the aggregate; (g) waived, canceled, compromised or released any material rights having a value in excess of $250,000 in the aggregate; (h) made or adopted any material change in its accounting methods, practices or policies (including any material change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve) other than changes required by GAAP or applicable law; (i) terminated, amended or modified any plan or agreement involving an amount in excess of $250,000 other than renewals or extensions of expired or expiring contracts in the ordinary course of business; (j) delayed paying any material accounts payable which are due and payable except to the extent being contested in good faith; (k) made or pledged any charitable contribution in excess of $50,000; (l) entered into any transaction which would reasonably be expected to have a Source Material Adverse Effect; (m) entered into any currently effective arrangement providing for severance, termination or change of control benefits individually in excess of $100,000, or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence (either alone or upon the occurrence of additional events) of termination of employment following a transaction involving Source of the nature contemplated by this Agreement; or (n) agreed to do or authorized any of the foregoing.

      4.8 LITIGATION. Neither Source nor any of its Subsidiaries (including Merger Sub) (a) is subject to any outstanding judgment, order, decree, injunction, ruling or charge or (b) is a party or, to Source's knowledge, threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, which would reasonably be expected to result in material damages or any material injunctive relief against Source or any of its Subsidiaries.

      4.9 NO VIOLATION OF LAW; LICENSES, PERMITS AND REGISTRATIONS. Neither Source nor any of its Subsidiaries (including Merger Sub) is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (other than matters related to the environment) of any Governmental Authority, except for violations which would not reasonably be expected to have a Source Material Adverse Effect. To the knowledge of Source, no material investigation or review by any Governmental Authority is pending or threatened involving Source or its Subsidiaries (including Merger Sub). Each of Source and each of its Subsidiaries (including Merger Sub) has all permits, licenses, approvals and authorizations of, and registrations with and under, all federal, state, local and foreign laws, and from all applicable Governmental Authorities, required thereby to carry on its businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations would not reasonably be expected to have a Source Material Adverse Effect.

      4.10 TAXES.

      (a) Source and its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns that each was required to file. Each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and correct in all material respects. All Taxes due and payable by or with respect to Source and its Subsidiaries have been paid or are accrued or reserved on the balance sheet included in the Source Financial Statements whether asserted or unasserted, contingent or otherwise. Neither Source nor any of its Subsidiaries have any liability for Taxes that is materially in excess of the amount reserved on its July 31, 2004 unaudited balance sheet, or any more recent balance sheet. Each of Source and its Subsidiaries has withheld and paid all Taxes to the appropriate Governmental Authorities required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. With respect to each taxable period of Source and its
Subsidiaries: (a) no deficiency or proposed adjustment has been asserted or assessed by any taxing authority against Source or its Subsidiaries, (b) neither Source nor any of its Subsidiaries has executed any waiver of any statute of limitations or consented to extend the time in which any Taxes may be assessed or collected by any taxing authority, (c) neither Source nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return, (d) no audit or other examination of any Tax Return is presently in progress nor has Source been notified of any request for such an audit or other examination, (e) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, or pending or, to the knowledge of Source, threatened against or with respect to Source or any of its Subsidiaries regarding Taxes and (f) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Source or any of its Subsidiaries, and Source has no knowledge of any basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in a Lien upon the assets of Source or any of its Subsidiaries.

      (b) Neither Source nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to material Taxes. Neither Source nor any of its Subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Source or any of its Subsidiaries that (i) requires Source or any of its Subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Source or any of its Subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Source or any of its Subsidiaries, from any other person, in each case other than with respect to each other.

      (c) Neither Source nor any of its Subsidiaries has agreed to or is required to make any adjustments pursuant to Sections 263A or 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Source or any of its

Subsidiaries or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of Source or any of its Subsidiaries.

      (d) Neither Source nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of other Governmental Authorities.

      (e) Neither Source nor any of its Subsidiaries is or has been a party to any joint venture, partnership, or other agreement that would be treated as a partnership for U.S. federal income tax purposes.

      (f) Except for the group for which Source is presently a member, Source has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and none of Source's Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any similar provision of state, local or foreign law), except where Source was the common parent corporation of such affiliated group.

      (g) Neither Source nor any of its Subsidiaries has any liability for the Taxes of any person other than any of Source or its Subsidiaries, under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

      (h) As of the Effective Time, there will not be any contract, agreement, plan or arrangement covering any employee or former employee of Source or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

      (i) Source and all of its Subsidiaries are in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

      (j) Each of Source and its Subsidiaries is and has at all times been resident for Tax purposes in their respective place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement).

      (k) Neither Source nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. Section 1.6011-4(b)(2).

      4.11 LABOR AND EMPLOYMENT MATTERS. Neither Source nor any of its Subsidiaries is now, or has been in the past five years, or is in current negotiations to be, a party to or bound by any collective bargaining agreement or any other agreement with a labor union; and, to the knowledge of Source, there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of Source or any of its Subsidiaries into one or more collective bargaining units. There is no pending or, to the knowledge of Source, threatened labor, strike or work stoppage. None of Source, its Subsidiaries or, to the knowledge of Source, any agent, representative or employee thereof has, within the last 24 months, committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the knowledge of Source, threatened charge or complaint against Source or any of its Subsidiaries by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving the employees of Source or any of its Subsidiaries during the 24 months prior to the date hereof. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Source, threatened relating to any labor, safety or discrimination matters involving any employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a Source Material Adverse Effect. Each of Source and its Subsidiaries (i) has complied in all material respects with applicable laws, rules and regulations relating to employment, employment practices, wages and hours, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended,
(ii) has withheld all amounts required by law or agreement to be withheld from the wages, salaries or other payments to its employees, except as would not result in material liability to Source, (iii) is not liable for any arrears of wages or other taxes or any penalty for failure to comply with any of the foregoing, except as would not result in material liability to Source, (iv) has not incurred any material liability or material obligations under the Worker Adjustment and Retraining Notification Act or any similar state law which remains unsatisfied and (v) is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to employment insurance benefits or other benefits or obligations for such Persons (other than routine payments to be made in the normal course of business and consistent with past practices). There are no pending, or to Source's knowledge, threatened claims or actions against Source under any worker's compensation policy or long-term disability policy that would result in a material liability to Source. Neither Source nor Source ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material liability to Source.

      4.12 EMPLOYEE BENEFIT PLANS.

      (a) Section 4.12 of the Source Disclosure Schedule contains an accurate and complete list of each material Source Employee Benefit Plan and each material Source Employee Agreement. Neither Source nor any Source ERISA Affiliate has any plan or commitment to establish any new Source Employee Benefit Plan or Source Employee Agreement, to modify any Source Employee Benefit Plan or Source Employee Agreement (except to the extent required by law or to conform any such Source Employee Benefit Plan or Source Employee Agreement to the requirements of any applicable law), or to adopt or enter into any Source Employee Benefit Plan or Source Employee Agreement.

      (b) To the extent that each item pertains to Source and its ERISA Affiliates, Source has made available to the Company correct and complete copies of: (i) all documents embodying each material Source Employee Benefit Plan and each material Source Employee Agreement including (without limitation) all material amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Source Employee Benefit Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Source Employee Benefit Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Source Employee Benefit Plan; (iv) if the Source Employee Benefit Plan is funded, the most recent annual and periodic accounting of Source Employee Benefit Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Source Employee Benefit Plan;
(vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications to any Employee or Employees relating to any Source Employee Benefit Plan and any proposed Source Employee Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Source; (viii) all material correspondence to or from any governmental agency relating to any Source Employee Benefit Plan (other than routine correspondence that would not reasonably be expected to result in liability to Source); (ix) all standard COBRA forms and related notices (or such forms and notices as required under comparable law); and (x) the three (3) most recent plan years discrimination tests for each Source Employee Benefit Plan.

      (c) Source and the Source ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Source Employee Benefit Plan, and each Source Employee Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Source does not now, nor has it ever established or maintained any International Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of Source or any Source ERISA Affiliates, threatened (other than routine claims for benefits) against any Source Employee Benefit Plan or against the assets of any Source Employee Benefit Plan. Each Source Employee Benefit Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Source or any Source ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of Source or any Source ERISA Affiliates, threatened by the IRS or DOL, or any other governmental entity with respect to any Source Employee Benefit Plan. Source and each Source ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Employee Benefit Plan, except as would not have a Source Material Adverse Effect. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Source Employee Benefit Plans have been, in all material respects, timely made or accrued. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Source Employee Benefit Plan.

      (d) Each of Source's Source Employee Benefit Plans intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has, since January 1, 2001, obtained a favorable determination, notification, and advisory and/or opinion letter, as applicable, as to its qualified status from the IRS. For each Source Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or, to the knowledge of Source, is reasonably likely to adversely affect such qualified status.

      (e) Neither Source nor any Source ERISA Affiliate (including any person or entity that was a Source ERISA Affiliate in the past) has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan or (iii) any plan described in Section 413 of the Code or a "multiple employer plan" as defined in ERISA or the Code. Neither Source nor any Source ERISA Affiliate is subject to any penalty or tax with respect to any Source Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

      (f) None of the Source Employee Benefit Plans or Source Employee Agreements provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Source nor any Source ERISA Affiliate has incurred any commitment or obligation to provide any Person with post-termination or retiree welfare benefits, except to the extent required by statute.

      (g) Neither Source nor any Source ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees. No Source Employee Benefit Plan provides health benefits that are not fully insured through an insurance contract and neither Source nor any Source ERISA Affiliate maintains a "funded welfare plan" within the meaning of Section 419 of the Code.

      (h) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Source Employee Benefit Plan, Source Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of Source or any Source ERISA Affiliate.

      (i) No payment or benefit which has been, will be or may be made by Source or the Source ERISA Affiliates in connection with this transaction (either alone or upon the occurrence of additional or subsequent events) with respect to any Source or Source ERISA Affiliate employee will be, or could reasonably be expected to be, characterized as a "parachute payment," within the meaning of
Section 280G(b)(2) of the Code ("SECTION 280G PAYMENTS"). There is no contract, agreement, plan or arrangement to which Source or any Source ERISA

Affiliates is a party or by which it is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code as a result of this transaction (either alone or upon the occurrence of additional or subsequent events).

      4.13 COMPLIANCE WITH ENVIRONMENTAL LAWS.

      (a) Source is and, to Source's knowledge has at all times been, in compliance with all Environmental Laws and Permits governing its business, operations, properties and assets except failures to be in compliance that would not cause a Source Material Adverse Effect.

      (b) There are no currently outstanding noncompliance orders, consent orders or decrees, warnings, information requests, notices of potential liability, letters or notices of violations (collectively, "NOTICES") or claims, suits, actions, judgments, penalties, fines or administrative or judicial investigations or proceedings (collectively, "PROCEEDINGS") pending or, to the knowledge of Source, threatened against or involving Source, by any Governmental Authority or third party with respect to any Environmental Laws or Permits.

      (c) Source has not Discharged or disposed of, nor has it allowed or arranged for any third party to Discharge or dispose of, Hazardous Substances to, at or upon: (i) any real property currently or previously owned, leased or operated by Source or (ii) any site which, pursuant to any Environmental Laws, has been placed or has been proposed to be placed on the Superfund National Priorities List or its state equivalent by a Governmental Authority and for which Source has received: (x) a request for information or notice that it may be a "potentially responsible party" at the site from a Governmental Authority, or (y) notice of a contribution action or threatened contribution action against it from a third party to recover response costs at the site.

      (d) Source does not use, nor has it used, any Aboveground Storage Tanks or Underground Storage Tanks, and there are not now, nor to Source's knowledge have there ever been, any Underground Storage Tanks beneath, or any Aboveground Storage Tanks on, any real property currently or previously owned, leased or operated by Source.

      (e) Section 4.13 of the Source Disclosure Schedule identifies (i) all environmental audits and assessments from the past three years undertaken by Source or its agents or, to the knowledge of Source, undertaken by any Governmental Authority, relating to or affecting Source or any real property currently or previously owned, leased or operated by Source; and (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by Source or its agents or, to the knowledge of Source, undertaken by any Governmental Authority, relating to or affecting Source or any real property currently or previously owned, leased or operated by the Company which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws. Source has provided to the Company copies of all material written communications between Source and any Governmental Authority arising under or related to Environmental Laws.

      (f) For purposes of this Section 4.13 and Section 5.13 below, the following terms shall have the meanings ascribed to them below:

            "ABOVEGROUND STORAGE TANK" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing aboveground storage tanks.

            "DISCHARGE" means any manner of spilling, leaking, dumping, discharging, releasing or emitting, as any of such terms may further be defined in any Environmental Law, into any environmental medium, including without limitation, groundwater, surface water, soil, sediments or air.

            "ENVIRONMENTAL LAWS" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, consent orders and agreements, plans, court orders, judgments, injunctions, decrees, consent decrees, or similar laws of foreign jurisdictions where Source conducts business, currently in existence any of which govern (or purport to govern) or relate to pollution, protection of the environment, natural resources, public health and safety, air emissions, water discharges, hazardous or toxic substances, or solid or hazardous waste, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, consent orders and agreements, plans, court orders, judgments, injunctions, decrees, consent decrees, or interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C.
      Section 9601, et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (collectively, "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1311, et seq.; the Clean Air Act, as amended (42 U.S.C.
      Section 7401-7642); and the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.

            "HAZARDOUS SUBSTANCES" means any substance which constitutes, in whole or in part, a pollutant, contaminant, or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Environmental Law. "HAZARDOUS SUBSTANCES" specifically includes, but is not limited to, asbestos, polychlorinated biphenyls ("PCBs"), petroleum and petroleum-based derivatives, and urea formaldehyde.

            "PERMITS" means all permits, licenses, certificates, registrations, or other approvals by a Governmental Authority issues or required under any Environmental Law.

            "UNDERGROUND STORAGE TANK" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing underground storage tanks.

      4.14 REAL ESTATE.

      (a) Section 4.14(a) of the Source Disclosure Schedule lists all real property owned by Source and its Subsidiaries (the "SOURCE OWNED REAL PROPERTY"). Source, or its Subsidiaries as the case may be, has good, marketable, and insurable title to the Source Owned Real Property, free and clear of any Lien (excluding any mortgage or deed of trust that has been previously disclosed to the Company and reflected on the financial statements of Source and its Subsidiaries) that would materially and adversely interfere with its present use.

      (b) With respect to the Source Owned Real Property: (i) there are no material leases, subleases, licenses, concessions or other material agreements or arrangements, written or oral, granting to any party or parties the right of use or occupancy of any material portion of the parcel of such Source Owned Real Property except in favor of Source and its Subsidiaries; (ii) there are no outstanding options or rights of first refusal to purchase such Source Owned Real Property, or any material portion thereof or material interest therein; and
(iii) there are no parties (other than Source and its Subsidiaries) in possession of a material portion of such Source Owned Real Property.

      (c) The leases, subleases and similar agreements and all amendments thereto under which Source or any of its Subsidiaries lease real property (each, a "SOURCE REAL PROPERTY LEASE") are in full force and effect, and have not been amended (except as disclosed to the Company as set forth above) and neither Source nor, to the knowledge of Source, any other party thereto is in material default or material breach thereunder. To Source's knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or material default by Source under any of such Source Real Property Leases and, to Source's knowledge, there is no material breach by any other party to the Source Real Property Leases. With respect to each piece of real property leased by Source and its Subsidiaries (the "SOURCE LEASED PREMISES" and together with the Source Owned Property, the "SOURCE REAL PROPERTY"), Source, to Source's knowledge, has valid and enforceable leasehold interests therein. Source, or its Subsidiaries as the case may be, has good, marketable, and insurable leasehold interests to the Source Leased Premises, free and clear of any Lien (excluding any mortgage or deed of trust that has been previously disclosed to the Company and reflected on the financial statements of Source and its Subsidiaries) that would materially and adversely interfere with its present use.

      (d) With respect to the Source Real Property, to Source's knowledge: (i) such Source Real Property is in good condition and repair, normal wear and tear excepted, and (ii) Source has not received notice of (A) any condemnation proceeding with respect to any portion of such Source Real Property or any access thereto and, to the knowledge of Source, no such proceeding has been commenced by any Governmental Authority or (B) any special assessment which may affect such Source Real Property and, to the knowledge of Source, no such special assessment has been commenced by any Governmental Authority.

      4.15 GOOD TITLE TO AND CONDITION OF ASSETS.

      (a) Each of Source and its Subsidiaries has good and valid title to all of its material Source Assets (as such term is hereinafter defined), free and clear of any Liens except for (a)

Liens reflected in the Source Financial Statements, (b) Liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (c) zoning, building and land use laws imposed by any Governmental Entity, (d) mechanics', carriers', workmen's, repairmen's, statutory or common law liens being contested in good faith, and (e) other title defects, encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other matters or limitations of any kind, if any, which do not and would not reasonably be expected to have a Source Material Adverse Effect. The Source Assets and the Source Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of Source and each of the Subsidiaries in the manner in which and to the extent to which such business is currently being conducted. For purposes of this Agreement, the term "SOURCE ASSETS" means all of the properties and assets of Source and the Subsidiaries which are reflected in the Source Financial Statements or acquired after the date of the Source Financial Statements (except assets or properties sold or otherwise disposed of in the ordinary course of business since such date or as otherwise disclosed or permitted by this Agreement), other than the Source Leased Premises, whether personal or mixed, tangible or intangible, and wherever located.

      (b) The Source Fixed Assets (as such term is hereinafter defined) currently in use or necessary for the business and operations of Source and each of the Subsidiaries are in good operating condition, normal wear and tear excepted. For purposes of this Agreement, the term "SOURCE FIXED ASSETS" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used, leased or owned by Source or the Subsidiaries (except assets sold or otherwise disposed of in the ordinary course of business or as otherwise disclosed or permitted by the Agreement).

      4.16 INSURANCE. Each of the insurance policies maintained by Source and its Subsidiaries (collectively, the "SOURCE INSURANCE POLICIES") are in full force and effect, and all premiums due thereon have been paid when due, and no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. As of the Closing, each of the Source Insurance Policies will be in full force and effect. None of the Source Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. Section 4.16 of the Source Disclosure Schedule sets forth a description of any pending claim under any Source Insurance Policy, or any insurance policy previously in effect, for an amount in excess of $100,000 that relates to loss or damage to the properties, assets or business of Source.

      4.17 RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. No current customer of Source or any of its Subsidiaries that was responsible for five percent or more of Source's revenue during Source's last full fiscal year has, to the knowledge of Source, threatened to terminate its business relationship with, or materially decrease purchasing products or services from, Source or any of its Subsidiaries for any reason. No current supplier or vendor of Source or any of its Subsidiaries that was responsible for five percent or more of Source's purchases during Source's last full fiscal year has, to the knowledge of Source, threatened to terminate its business relationship with, or materially decrease sales of products or services to, Source or any of its Subsidiaries for any reason. Neither Source nor any of its Subsidiaries has any direct or indirect interest in any customer, supplier or competitor of Source or such Subsidiary, or in any Person from whom or to whom Source or such Subsidiary leases real or personal property. No officer, director or stockholder of Source or any of its Subsidiaries, nor any Person related by blood or marriage to any such officer, director or stockholder, nor any entity in which any such officer, director or stockholder owns any beneficial interest, is a party to any agreement or transaction with Source or any such Subsidiary or has any interest in any property used by Source or any such Subsidiary.

      4.18 NAMES; PRIOR ACQUISITIONS. All names under which Source and each of its Subsidiaries does business, as of the date hereof, are specified in Section
4.18 of the Source Disclosure Schedule. Neither Source nor any of its Subsidiaries has changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years.

      4.19 MATERIAL CONTRACTS.

      (a) The following agreements, contracts and commitments to which the Source or any of its Subsidiaries is a party or is bound are referred to herein, collectively, as the "SOURCE MATERIAL CONTRACTS":

            (i) the material contracts (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules) set forth in the Source SEC Reports;

            (ii) any employment, consulting, severance or change of control agreement, contract or commitment with any executive officer or member of the Source Board, other than those that are terminable by Source or any of its Subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Source;

            (iii) any agreement or plan, including (without limitation) any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence (alone or in connection with additional or subsequent events) of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (iv) any agreement of indemnification or any guaranty other than, in either case, as entered into in the ordinary course of business;

            (v) any agreement, contract or commitment containing any covenant limiting in any respect the right of Source or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

            (vi) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Source or any of its Subsidiaries after the date of this Agreement of assets in excess of $250,000 not in the ordinary course of business or pursuant to which Source or any of its Subsidiaries has any material ownership interest in any corporation, partnership, limited liability company, joint venture or other business enterprise other than Source's Subsidiaries;

            (vii) any dealer, distributor, joint marketing or development agreement currently in force under which Source or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of thirty (30) days or less, or any material agreement pursuant to which Source or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Source or any of its Subsidiaries and which may not be canceled without penalty upon notice of thirty (30) days or less;

            (viii) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any product or service of Source or any of its Subsidiaries or any material agreement, contract or commitment currently in force to sell or distribute any products or services of Source or any of its Subsidiaries, including any material agreement, contract or commitment related to any Intellectual Property owned by Source or any of its Subsidiaries, except agreements with distributors or sales representative in the ordinary course of business cancelable without penalty upon notice of thirty
(30) days or less and substantially in the form previously provided to the Company;

            (ix) any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business;

            (x) any material settlement agreement entered into during the five-year period preceding the date hereof or that was not fully performed prior to the date of the Source Financial Statements; or

            (xi) any other agreement, contract or commitment (i) in connection with or pursuant to which Source or any of its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current calendar year or during the next calendar year and
(ii) the termination, expiration or loss of the other contracting party's performance of which would reasonably be expected to have a Source Material Adverse Effect.

      (b) Neither Source nor, to Source's knowledge, any other Person thereto has, materially violated or breached, or declared or committed any material default under, any Source Material Contract. No event has occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time) (A) result in a violation or breach of any of the material provisions of any Source Material Contract by Source, (B) give to Source, nor to the knowledge of Source, any other Person thereto the right to accelerate the maturity of any material matters in the performance of any Source Material Contract, or (C) give to Source nor, to the knowledge of Source, any other Person thereto the right to cancel, terminate or modify any Source Material Contract. Source and/or its Subsidiaries have not received any written notice or other written communication regarding any actual, alleged, possible or potential violation or breach of, default under, termination of, or any other material change to, any Source Material Contract. Source and/or its Subsidiaries have not waived any material right under any Source Material Contract.

      4.20 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Source or any of its Subsidiaries is a party or otherwise binding upon Source which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Source, any acquisition of property (tangible or intangible) by Source or the conduct of business by Source.

      4.21 INTELLECTUAL PROPERTY.

      (a) For purposes of this Section 4.21, the following definitions shall apply:

            (i) "REGISTERED SOURCE INTELLECTUAL PROPERTY" means (A) patents, patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent to use applications or other registrations related to trademarks; (C) registered copyrights and applications for copyright registration; (D) internet domain name registrations; and (E) any other Source Intellectual Property that is owned by or exclusively licensed by Source that is the subject of an application, certificate or registration issued by or recorded by any state, government or other public legal authority;

            (ii) "SOURCE INTELLECTUAL PROPERTY" means the Intellectual Property owned by, developed by or filed in the name of, Source or any Subsidiary thereof, whether U.S. or foreign; and

            (iii) "SOURCE INTELLECTUAL PROPERTY CONTRACTS" means all contracts, licenses, sublicenses and agreements: (A) with respect to any of Source Intellectual Property licensed or offered by Source or any of its Subsidiaries to any third party or (B) pursuant to which a third party has licensed or transferred any Intellectual Property to Source or any of its Subsidiaries (other than contracts, licenses or agreements relating to generally massed produced and commercially available software).

      (b) All of the Source Intellectual Property Contracts are in full force and effect except where the failure would not have a Source Material Adverse Effect. Source and its Subsidiaries are in material compliance with, and has not breached any term of, any of the Source Intellectual Property Contracts and, to the knowledge of Source, all other parties to the Source Intellectual Property Contracts are in compliance with, and have not breached any terms of such Source Intellectual Property Contracts.

      (c) Source has all right, title and interest to each item of Source Intellectual Property purported to be owned by it, including all Registered Source Intellectual Property, free and clear of any Liens. Source Intellectual Property constitutes all of the intellectual property necessary to conduct the business of Source and its Subsidiaries as currently contemplated to be conducted by Source.

      (d) Except pursuant to end-user licenses entered into by Source in the ordinary course of business, (i) Source has the lawful and exclusive right to use all of Source Intellectual Property and (ii) no Person (other than Source and its Subsidiaries) has any right to use any of Source Intellectual Property nor has Source granted to any Person or authorized any Person to retain any rights in Source Intellectual Property.

      (e) Neither the use (including, without limitation, any transmission, reproduction, use, display or modification (including, framing and linking web site content)) of Source Intellectual Property by Source, nor the operation of Source's business as currently conducted has, does or will infringe upon, misappropriate or violate the proprietary or other rights of any other Person. To Source's knowledge, no Person is infringing upon, misappropriating or violating any of Source Intellectual Property.

      (f) No Source Intellectual Property, or product of Source using or embodying Source Intellectual Property, is subject to any proceedings or outstanding decree, order, judgment or stipulation restricting in any manner the use or licensing thereof by Source, or which may affect the validity or enforceability of any Intellectual Property. There is no claim, suit, action or proceeding pending or, to the knowledge of Source, threatened against Source or any of its Subsidiaries (i) alleging any such conflict, infringement or violation with any other Person's proprietary rights or (ii) challenging such Source's ownership or use of, or the validity or enforceability of any Source Intellectual Property owned or used by Source.

      (g) To Source's knowledge, (i) no other Person asserts ownership rights in any of the Intellectual Property owned by Source or any of its Subsidiaries, and
(ii) no other Person claims that the use by Source or any of its Subsidiaries of any Intellectual Property infringes any right of any third party.

      (h) Each of Source and its Subsidiaries has taken reasonable steps to protect its rights in its confidential information and trade secrets or any trade secrets or confidential information of third parties provided thereto. Without limiting the generality of the foregoing, each of Source and its Subsidiaries has and enforces a policy requiring each employee and contractor with access to Intellectual Property of Source or such Subsidiaries to execute a proprietary information/confidentiality agreement substantially in Source's standard form as then in effect and all current and former employees and contractors of Source and each such Subsidiary have executed such an agreement. To Source's knowledge, (i) none of Source Intellectual Property has been used, disclosed or appropriated to the detriment of Source for the benefit of any Person other than Source or its Subsidiaries, and (ii) no employee, independent contractor or agent of Source has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of Source.

      4.22 RECORDS OF SOURCE. The minute books for Source and its Subsidiaries made available to the Company for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all material corporate actions of the stockholders and directors, and any committees thereof, of Source or its Subsidiaries, as the case may be, taken by written consent or at a meeting since incorporation of Source or its Subsidiaries, as the case may be. All material corporate actions taken by Source have been duly authorized or ratified. All accounts, books, ledgers and official and other records of Source and its Subsidiaries have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein.

      4.23 BROKERS AND FINDERS. Except with respect to Jefferies & Company, Inc. ("JEFFERIES"), whose fees are set forth in Section 4.23 of the Source Disclosure Schedule, (a) Source has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Source to pay any finder's fees, brokerage or agent commissions or other similar payments in connection with the transactions contemplated hereby and (b) there is no claim for payment by Source of any investment banking fees, finder's fees, brokerage or agent commissions or other similar payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      4.24 OPINION OF FINANCIAL ADVISOR. Source has received the written opinion of Jefferies dated the date of this Agreement, to the effect that, as of the date hereof, the Exchange Ratio is fair to Source from a financial point of view.

      4.25 INTERNAL CONTROL OVER FINANCIAL REPORTING; DISCLOSURE CONTROLS AND PROCEDURES; CERTIFICATIONS. The Chief Executive Officer and the Chief Financial Officer of Source have signed, and Source has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; such certifications have not been withdrawn; and neither Source nor any of its officers has received notice from the SEC or any other Governmental Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.

      4.26 ANTI-TAKEOVER. The Board of Directors of Source has taken all actions so that (a) the restrictions contained in Section 351.459 of the GBCLM applicable to a "business combination" (as defined in such Section 351.459) will not apply to the execution, delivery or performance of this Agreement or the Source Voting Agreements or to the consummation of the Merger or the other transactions contemplated by this Agreement. No "control share acquisition," or other anti-takeover laws or regulations enacted under the laws of the State of Missouri or the federal laws of the United States apply to this Agreement, the Voting Agreement or the Merger.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the schedules delivered to Source and Merger Sub prior to or simultaneously with the execution hereof (collectively, the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Source and Merger Sub that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date. The sections of the Company Disclosure Schedule setting forth exceptions to the representations and warranties in this Article V are numbered and lettered to correspond to the applicable sections and subsections of this Article V and shall only qualify the corresponding sections or subsections of this Article V and any other subsections of this Article V to the extent the relevance of such disclosure to the other subsection or section is reasonably apparent on its face.

      5.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Source a complete and accurate copy of the Certificate of Incorporation and Bylaws, each as amended to date, of the Company, all of which documents are in full force and effect. Section 5.1 of the Company Disclosure Schedule sets forth each jurisdiction in which the Company or any of the Acquired Subsidiaries is qualified or licensed to do business and, whether the Company or the Acquired Subsidiaries are in good standing as of the date of the Agreement.

      5.2 CAPITALIZATION.

      (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, par value $0.0001 per share, and 10,000,000 shares of Company Preferred Stock, par value $.01 per share, of which 20,000 shares have been designated Series A1 Preferred, 45,000 shares have been designated Series A2 Preferred, and 9,700,000 shares have been designated Series B Preferred. As of November 15, 2004, 71,758,845 shares of Company Common Stock were issued and outstanding. As of November 15, 2004, 20,000 shares of Series A1 Preferred Stock were issued and outstanding, 40,967 shares of Series A2 Preferred Stock were issued and outstanding, and 4,540,070 shares of Series B Preferred Stock were issued and outstanding excluding accrued and unpaid dividends. No shares of Company Common Stock or of Company Preferred Stock were held in the treasury of the Company. Assuming the payment of all accrued and unpaid dividends on the Series A1 Preferred Stock, the Series A2 Preferred Stock and the Series B Preferred Stock as of November 15, 2004, and the subsequent conversion of such stock into shares of Company Common Stock, each share of the Series A Preferred Stock, the Series A2 Preferred Stock and the Series B Preferred Stock shall be convertible into such number of shares of the Company Common Stock, respectively, as set forth in Section 5.2(a)(i) of the Company Disclosure Schedule, and the number of shares of Company Common Stock issued and outstanding as of November 15, 2004 would be as set forth in Section 5.2(a)(ii) of the Company Disclosure Schedule. All outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any preemptive or other similar rights. Neither the Principal Stockholder (nor any transferee of the "beneficial ownership" of any of the Principal Stockholder's shares of capital stock of the Company prior to the Effective Time) nor any "group" which includes the Principal Stockholder (or such transferee) (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) will beneficially own 40% or more of the outstanding shares of Source Common Stock immediately after the Effective Time.

      (b) As of November 15, 2004, the Company has reserved (i) 2,826,376 shares of Common Stock pursuant to the Company Option Plans subject to outstanding, unexercised options, (ii) 138,000 shares of Common Stock pursuant to outstanding warrants to purchase Company Common Stock and Series A2 Preferred Stock (the "COMPANY WARRANTS") and (iii) 999,672.0725 shares of Company Common Stock pursuant to Section 3.3(e) hereof (the "RESIDUAL SHARES"). Section 5.2(b) of the Company Disclosure Schedule sets forth for each outstanding, unexercised Company Option and Company Warrant, the name of the holder of such Company Option, the number, class and series of shares subject to such Company Option or Company Warrant, as applicable, the exercise price of such option and the vesting schedule for such Company Option or Company Warrant, as applicable.

      (c) Except for the Company Options, the Company Warrants and the Residual Shares, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any capital stock, subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any of its shares any evidences of indebtedness or assets of the Company,
(iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its shares or any interest therein or to pay any dividend or to make any other distribution in respect thereof and (iv) there are no outstanding or authorized share appreciation, phantom stock or similar rights with respect to the Company. None of the outstanding options or rights or warrants (including any right of conversion or exchange under any outstanding security, instrument or other agreement) shall accelerate and vest in connection with the consummation of the transactions contemplated hereby or upon the actual or constructive termination of employment by Source following the transactions contemplated hereby. The Company does not have outstanding "incentive stock options" as such term is defined in Section 422 of the Code.

      (d) (i) There are no agreements, written or oral, between the Company or any Affiliate of the Company and any holder of the securities of the Company relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale or "drag-along" rights) or registration under the Securities Act (including any rights to include securities in the Registration Statement) with respect to the capital stock of the Company, (ii) there are no proxies, voting rights or other agreements or understandings between the Company or any Affiliate of the Company and any holder of the securities of the Company or, to the Company's knowledge, among the holders of the securities of the Company with respect to the voting or transfer of the capital stock of the Company, and (iii) the Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

      (e) Section 5.2(e) of the Company Disclosure Schedule sets forth the name, and the number of outstanding shares of each class of Company Capital Stock owned of record or beneficially, by each stockholder of the Company. As of the date hereof, such stockholders constitute all of the holders of all issued and outstanding shares of capital stock of the Company.

      (f) All sales of equity securities by the Company prior to the date hereof have been made in compliance in all material respects with applicable federal and state securities laws.

      5.3 SUBSIDIARIES. The name and jurisdiction of incorporation or organization of each Subsidiary of the Company is set forth in Section 5.3 of the Company Disclosure Schedule. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. Each Subsidiary of the Company that is not to be distributed in the Distribution shall be referred to herein as an "ACQUIRED SUBSIDIARY" and each Subsidiary to be included as part of the Distribution shall be referred to herein as a "SPINCO SUBSIDIARY". Each Acquired Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and each Acquired Subsidiary is qualified to do business, and is in good standing as a foreign corporation, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in such good standing will not have or could not reasonably be expected to have, when taken together with all other such failures, a Company Material Adverse Effect. All outstanding shares of capital stock and other equity securities or interest of each Acquired Subsidiary are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another of its Acquired Subsidiaries, free and clear of any and all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature except for restrictions imposed by applicable securities laws. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any of its Acquired Subsidiaries or any of its Spinco Subsidiaries or any other person. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Acquired Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Acquired Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Acquired Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Acquired Subsidiary of the Company.

      5.4 POWER AND AUTHORITY; NON-CONTRAVENTION; GOVERNMENT APPROVALS.

      (a) POWER AND AUTHORITY. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to (x) the required receipt of the Company Stockholder Approval and (y) the filing and recordation of the Certificate of Merger as required by the DGCL and the LLC Act. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held (and not subsequently rescinded or modified in any way), and by the unanimous vote of all directors (i) determined that the Merger is fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved (A) this Agreement in accordance with the provisions of the DGCL, and
(B) the filing and recordation of the Certificate of Merger, (iii) approved the other transactions contemplated by this Agreement and (iv) directed that the Company Voting Proposal be submitted to the stockholders of the Company for their approval and resolved to recommend that the stockholders of the Company vote in favor of the Company Voting Proposal. Assuming this Agreement constitutes valid and legally binding obligations of the Source and Merger Sub, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. For purposes of this Agreement,
(1) "COMPANY VOTING PROPOSAL" shall mean, collectively, the proposal (i) to adopt this

Agreement and (ii) if applicable, to approve the Distribution and (2) "COMPANY STOCKHOLDER APPROVAL" shall mean the approval of the Company Voting Proposal (as defined above) by a vote, or by the written consent, of the holders of a majority of the Company Common Stock, which constitutes the requisite vote or written consent of the Company's stockholders, under the Company's Certificate of Incorporation, the DGCL and any other applicable laws.

      (b) NON-CONTRAVENTION. Subject to Company Stockholder Approval and compliance with the requirements specified in Section 5.4(c), the execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated by such Transaction Documents shall not (i) conflict with, or result in a violation or breach of, any provision of the certificate of incorporation or bylaws of the Company, (ii) conflict with, or result in a violation or breach of, any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or any arbitration award which is applicable to, binding upon or enforceable against the Company, (iii) constitute a default (or an event that with notice or lapse of time, or both would reasonably be expected to become a default or give rise to a right of termination, cancellation or acceleration of any obligation or loss of material benefit) under, or require a consent or waiver under, any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, employment agreement, instrument or legally binding undertaking material to the business, assets, properties or operations of the Company or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of the Company, except in each of the cases of (ii) through (iv) for any such contravention, violation, conflict, breach, default, event or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.4(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company's or any of its Subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to the Company as a result of the Merger.

      (c) GOVERNMENT APPROVALS. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger and the appropriate documents with the relevant authorities of other states or jurisdictions in which the Company and its Subsidiaries are qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any comparable foreign filings or approvals, (iii) the filing of the Prospectus/Proxy Statement with the SEC in accordance with the Exchange Act and the effectiveness of the Registration Statement in accordance with the Securities Act, (iv) such declarations, filings, registrations, notices, authorizations, consents or approvals as may be required under applicable federal, foreign and blue sky laws, and (v) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have an Company Material Adverse Effect.

      (d) REQUIRED VOTE. The affirmative vote, or written consent, for adoption of the Company Voting Proposal by the holders of a majority of the outstanding shares of the Company

Common Stock on the record date for the meeting of the Company's stockholders to consider the Company Voting Proposal (the "COMPANY MEETING"), or on the date of such written consent, is the only vote or consent of the holders of any class or series of Company capital stock or other securities necessary to adopt this Agreement and for consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

      5.5 FINANCIAL STATEMENTS; INFORMATION PROVIDED

      (a) (i) Attached to Section 5.5(a)(i) of the Company Disclosure Schedule are true copies of (A) the financial statements of the Company as required to be included in the Registration Statement by Regulation S-X as of and for the periods ended December 31, 2001, 2002 and 2003, including the notes thereto, audited by PricewaterhouseCoopers LLP (collectively, the "COMPANY FINANCIAL STATEMENTS") and (B) the unaudited financial statements of the Company as required to be included in the Registration Statement by Regulation S-X for the six-month period ended June 30, 2004 (such unaudited financial statements being referred to herein, collectively, as the "INTERIM COMPANY FINANCIAL STATEMENTS"). Each of the Company Financial Statements and the Interim Company Financial Statements (x) has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and (y) fairly present in all material respects the consolidated financial position of the Company and the Acquired Subsidiaries as at the respective dates of the balance sheets included therein and the consolidated results of operations and changes in financial position for the respective periods indicated, except that the unaudited interim financial statements are subject to lack of footnotes and normal and recurring year-end adjustments and any other adjustments described therein not material in amount.

            (ii) Attached to Section 5.5(a)(ii) of the Company Disclosure Schedule are true copies of (A) the financial statements of the Distribution and Fulfillment Services Group of the Company ("DFSG") as required to be included in the Registration Statement by Regulation S-X as of and for the periods ended December 31, 2001, 2002 and 2003, including the notes thereto, audited by PricewaterhouseCoopers LLP (collectively, the "DFSG FINANCIAL STATEMENTS") and
(B) the unaudited financial statements of DFSG as required to be included in the Registration Statement by Regulation S-X for the six-month period ended June 30, 2004 (such unaudited financial statements being referred to herein, collectively, as the "INTERIM DFSG FINANCIAL STATEMENTS"). The balance sheet of DFSG as required to be included in the Registration Statement by Regulation S-X, dated as of December 31, 2003, included in the DFSG Financial Statements is referred to herein as the "CURRENT BALANCE SHEET". Each of the DFSG Financial Statements and the Interim DFSG Financial Statements (x) has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and (y) fairly present in all material respects the consolidated financial position of DFSG as at the respective dates of the balance sheets included therein and the consolidated results of operations and changes in financial position for the respective periods indicated, except that the unaudited interim financial statements are subject to lack of footnotes and normal and recurring year-end adjustments and any other adjustments described therein not material in amount.

      (b) Each of the Company and the Acquired Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that
(i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization, (iv) the reporting of the Company's assets is compared with existing assets at regular intervals;
(v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis and (vi) there are adequate procedures regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets. As of the date of this Agreement, (i) there are no significant deficiencies in the design or operation of the Company's internal controls over financial reporting which could adversely affect in any material respect the Company's ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (ii) there has been no fraud, whether or not material, that involved management or other employees of the Company or any of the Acquired Subsidiaries who have a significant role in the Company's internal controls over financial reporting.

      (c) The information to be supplied by or on behalf of the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of the Company in connection with the Company Meeting (or the solicitation of the stockholders of the Company seeking written consent of the Company Voting Proposal) and to stockholders of Source in connection with the Source Meeting, shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of the Company and Source, or at the time of the Company Meeting (or the solicitation of the stockholders of the Company seeking written consent of the Company Voting Proposal) or the Source Meeting or as of the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting (or the solicitation of the stockholders of the Company seeking written consent of the Company Voting Proposal) or the Source Meeting which has become false or misleading. If at any time prior to the Effective Time, any fact or event relating to the Company or any of its Affiliates should be discovered by the Company or should occur which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Source of such fact or event. Notwithstanding anything to the contrary, the Company makes no representation or warranty with respect to the information to be supplied by or on behalf of Source for inclusion in the Registration Statement or the Proxy Statement/Prospectus.

      5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any of the Acquired Subsidiaries have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, which individually or in the aggregate are reasonably likely to have a Company Material Adverse Effect other than (i) liabilities disclosed in or reserved for in the Current Balance Sheet, (ii) liabilities incurred since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice, and (iii) liabilities under this Agreement for fees and expenses of professional advisors incurred in connection with the transactions contemplated hereby.

      5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Current Balance Sheet, neither the Company nor any of the Acquired Subsidiaries has (a) issued any capital stock or other securities, except pursuant to the exercise of outstanding options or warrants; (b) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities except for repurchase from employees following their termination pursuant to the terms of agreements existing prior to the date of the Current Balance Sheet; (c) paid any bonus to or increased the rate of fringe benefits or other compensation payable to its officers, members of its board of directors or employees, except in the ordinary course of business and consistent with past practice, or amended any other terms of employment of its officers and members of its board of directors; (d) sold, leased or transferred any of its material properties or assets other than in the ordinary course of business consistent with past practice; (e) made or obligated itself to make capital expenditures individually in excess of $100,000 other than in the ordinary course of business consistent with past practice; (f) suffered any theft, damage, destruction or casualty or loss, not covered by insurance and for which a timely claim was filed, or any extraordinary loss regardless of insurance coverage or filed claims, in excess of $250,000 in the aggregate; (g) waived, canceled, compromised or released any material rights having a value in excess of $250,000 in the aggregate; (h) made or adopted any material change in its accounting methods, practices or policies (including any material change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve) other than changes required by GAAP or applicable law; (i) terminated, amended or modified any plan or agreement involving an amount in excess of $250,000 other than renewals or extensions of expired or expiring contracts in the ordinary course of business; (j) delayed paying any material accounts payable which are due and payable except to the extent being contested in good faith; (k) made or pledged any charitable contribution in excess of $50,000; (l) entered into any transaction which would reasonably be expected to have a Company Material Adverse Effect; (m) entered into any currently effective arrangement providing for severance, termination or change of control benefits individually in excess of $100,000, or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence (either alone or upon the occurrence of additional events) of termination of employment following a transaction involving the Company of the nature contemplated by this Agreement; or (n) agreed to do or authorized any of the foregoing.

      5.8 LITIGATION. Neither the Company nor any Subsidiary (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party or, to the Company's knowledge, threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator which would reasonably be expected to result in material damages or any material injunctive relief against the Company or any of its Subsidiaries.

      5.9 NO VIOLATION OF LAW; LICENSES, PERMITS AND REGISTRATIONS. Neither the Company, any Acquired Subsidiary nor any Spinco Subsidiary is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (other than matters related to the environment) of any Governmental Authority, except for violations which would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no material investigation or review by any Governmental Authority is pending or threatened involving the Company or the Acquired Subsidiaries. Each of the Company and each of the Acquired Subsidiaries has all permits, licenses, approvals and authorizations of, and registrations with and under, all federal, state, local and foreign laws, and from all applicable Governmental Authorities, required thereby to carry on its businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations would not reasonably be expected to have a Company Material Adverse Effect.

      5.10 TAXES.

      (a) The Company and its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns that each was required to file. Each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and correct in all material respects. All Taxes due and payable by or with respect to the Company and its Subsidiaries have been paid or are accrued or reserved on the balance sheet included in the Company Financial Statements whether asserted or unasserted, contingent or otherwise. Neither the Company nor any of its Subsidiaries have any liability for Taxes that is materially in excess of the amount reserved on its June 30, 2004 unaudited balance sheet, or any more recent balance sheet. Each of the Company and its Subsidiaries has withheld and paid all Taxes to the appropriate Governmental Authorities required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. With respect to each taxable period of the Company and its Subsidiaries: (a) no deficiency or proposed adjustment has been asserted or assessed by any taxing authority against the Company or its Subsidiaries, (b) neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations or consented to extend the time in which any Taxes may be assessed or collected by any taxing authority, (c) neither the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return, (d) no audit or other examination of any Tax Return is presently in progress nor has the Company been notified of any request for such an audit or other examination, (e) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, or pending or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries regarding Taxes and (f) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries, and the Company has no knowledge of any basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in a Lien upon the assets of the Company or any of its Subsidiaries.

      (b) Other than as provided for in the Tax Sharing Agreement (as defined), neither the Company nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to material Taxes. Other than as provided for in the Tax Sharing Agreement (as defined), neither the Company nor any of its

Subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding the Company or any of its Subsidiaries that (i) requires the Company or any of its Subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or any of its Subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its Subsidiaries, from any other person, in each case other than with respect to each other.

      (c) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustments pursuant to Sections 263A or 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its Subsidiaries or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its Subsidiaries.

      (d) Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of other Governmental Authorities.

      (e) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the United States Internal Revenue Code of 1986, as amended) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (f) Neither the Company nor any of its Subsidiaries is or has been a party to any joint venture, partnership, or other agreement that would be treated as a partnership for U.S. federal income tax purposes.

      (g) Except for the group for which the Company is presently a member, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and none of the Company's Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any similar provision of state, local or foreign law), except where the Company was the common parent corporation of such affiliated group.

      (h) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person other than any of the Company or any of its Subsidiaries, under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

      (i) As of the Effective Time, there will not be any contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

      (j) The Company and all of its Subsidiaries are in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

      (k) Each of the Company and its Subsidiaries is and has at all times been resident for Tax purposes in their respective place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement).

      (l) Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. Section 1.6011-4(b)(2).

      5.11 LABOR AND EMPLOYMENT MATTERS. Neither the Company nor any of its Subsidiaries is now, or has been in the past five years, or is in current negotiations to be, a party to or bound by any collective bargaining agreement or any other agreement with a labor union; and, to the knowledge of the Company, there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company or any of its Subsidiaries into one or more collective bargaining units. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage. None of the Company, its Subsidiaries or, to the knowledge of the Company, any agent, representative or employee thereof has, within the last 24 months, committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving the employees of the Company or any of its Subsidiaries during the 24 months prior to the date hereof. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a Company Material Adverse Effect. Each of the Company and its Subsidiaries
(i) has complied in all material respects with applicable laws, rules and regulations relating to employment, employment practices, wages and hours, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended, (ii) has withheld all amounts required by law or agreement to be withheld from the wages, salaries or other payments to its employees, except as would not result in a material liability to the Company,
(iii) is not liable for any arrears of wages or other taxes or any penalty for failure to comply with any of the foregoing, except as would not result in a material liability to the Company, (iv) has not incurred any material liability or material obligations under the Worker Adjustment and Retraining Notification Act or any similar state law which remains unsatisfied and (v) is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to employment insurance benefits or other benefits or obligations for such Persons (other than routine payments to be made in the normal course of business and consistent with past practices). There are no pending, or to the Company's knowledge, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy that would result in a material liability to the Company. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material liability to the Company.

      5.12 EMPLOYEE BENEFIT PLANS.

      (a) Section 5.12 of the Company Disclosure Schedule contains an accurate and complete list of each material Employee Benefit Plan and each material Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Employee Benefit Plan or Employee Agreement, to modify any Employee Benefit Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Benefit Plan or Employee Agreement to the requirements of any applicable law), or to adopt or enter into any Employee Benefit Plan or Employee Agreement.

      (b) To the extent that each item pertains to the Company and its ERISA Affiliates Subsidiaries, the Company has made available to Source correct and complete copies of: (i) all documents embodying each material Employee Benefit Plan and each material Employee Agreement including (without limitation) all material amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Benefit Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Benefit Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Benefit Plan; (iv) if the Employee Benefit Plan is funded, the most recent annual and periodic accounting of Employee Benefit Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Benefit Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications to any Employee or Employees relating to any Employee Benefit Plan and any proposed Employee Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all material correspondence to or from any governmental agency relating to any Employee Benefit Plan (other than routine correspondence that would not reasonably be expected to result in liability to the Company);
(ix) all standard COBRA forms and related notices (or such forms and notices as required under comparable law); and (x) the three (3) most recent plan years discrimination tests for each Employee Benefit Plan.

      (c) The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Employee Benefit Plan, and each Employee Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. The Company does not now, nor has it ever established or maintained any International Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of the Company or any ERISA Affiliates, threatened (other than routine claims for benefits) against any Employee Benefit Plan or against the assets of any Employee Benefit Plan. Each Employee Benefit Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other governmental entity with respect to any Employee Benefit Plan. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Employee Benefit Plan, except as would not have a Company Material Adverse Effect. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been, in all material respects, timely made or accrued. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan.

      (d) Each of the Company's Employee Benefit Plans intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has, since January 1, 2001, obtained a favorable determination, notification, and advisory and/or opinion letter, as applicable, as to its qualified status from the IRS. For each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or, to the knowledge of the Company, is reasonably likely to adversely affect such qualified status.

      (e) Neither the Company nor any ERISA Affiliate (including any person or entity that was an ERISA Affiliate in the past) has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan or (iii) any plan described in Section 413 of the Code or a "multiple employer plan" as defined in ERISA or the Code. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

      (f) No Employee Benefit Plan or Employee Agreement provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has incurred any commitment or obligation to provide any Person with post-termination or retiree welfare benefits, except to the extent required by statute.

      (g) Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees. No Employee Benefit Plan provides health benefits that are not fully insured through an insurance contract and neither the Company nor any ERISA Affiliate maintains a "funded welfare plan" within the meaning of Section 419 of the Code.

      (h) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

      (i) No payment or benefit which has been, will be or may be made by the Company or its ERISA Affiliates in connection with this transaction (either alone or upon the occurrence of additional or subsequent events) with respect to any Employee will be, or could reasonably be expected to be, characterized as a
Section 280G Payments. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code as a result of this transaction (either alone or upon the occurrence of additional or subsequent events).

      5.13 COMPLIANCE WITH ENVIRONMENTAL LAWS.

      (a) The Company is and, to the Company's knowledge has at all times been, in compliance with all Environmental Laws and Permits governing its business, operations, properties and assets except failures to be in compliance that would not cause a Company Material Adverse Effect.

      (b) There are no currently outstanding Notices or Proceedings pending or, to the knowledge of the Company, threatened against or involving the Company, by any Governmental Authority or third party with respect to any Environmental Laws or Permits.

      (c) The Company has not Discharged or disposed of, nor has it allowed or arranged for any third party to Discharge or dispose of, Hazardous Substances to, at or upon: (i) any real property currently or previously owned, leased or operated by the Company or (ii) any site which, pursuant to any Environmental Laws, has been placed or has been proposed to be placed on the Superfund National Priorities List or its state equivalent by a Governmental Authority and for which the Company has received: (x) a request for information or notice that it may be a "potentially responsible party" at the site from a Governmental Authority, or (y) notice of a contribution action or threatened contribution action against it from a third party to recover response costs at the site.

      (d) The Company does not use, nor has it used, any Aboveground Storage Tanks or Underground Storage Tanks, and there are not now, nor to the Company's knowledge have there ever been, any Underground Storage Tanks beneath, or any Aboveground Storage Tanks on, any real property currently or previously owned, leased or operated by the Company.

      (e) Section 5.13(e) of the Company Disclosure Schedule identifies (i) all environmental audits and assessments from the past three years undertaken by the Company or its agents or, to the knowledge of the Company, undertaken by any Governmental Authority, relating to or affecting the Company or any real property currently or previously owned, leased or operated by the Company; and (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Company or its agents or, to the knowledge of the Company, undertaken by any Governmental Authority, relating to or affecting the Company or any real property currently or previously owned, leased or operated by the Company which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws. The Company has provided to Source copies of all material written communications between the Company and any Governmental Authority arising under or related to Environmental Laws.

      5.14 REAL ESTATE.

      (a) Section 5.14(a) of the Company Disclosure Schedule lists all real property owned by the Company and the Acquired Subsidiaries (the "OWNED REAL PROPERTY"). The Company, or the Acquired Subsidiaries as the case may be, has good, marketable, and insurable title to the Owned Real Property, free and clear of any Lien (excluding any mortgage or deed of trust that has been previously disclosed to Source and reflected on the financial statements of Company and the Acquired Subsidiaries) that would materially and adversely interfere with its present use.

      (b) With respect to the Owned Real Property: (i) there are no material leases, subleases, licenses, concessions or other material agreements or arrangements, written or oral, granting to any party or parties the right of use or occupancy of any material portion of the parcel of such Owned Real Property except in favor of the Company and the Acquired Subsidiaries; (ii) there are no outstanding options or rights of first refusal to purchase such Property, or any material portion thereof or material interest therein; and (iii) there are no parties (other than the Company and the Acquired Subsidiaries) in possession of a material portion of such Owned Real Property.

      (c) The leases, subleases and similar agreements and all amendments thereto under which the Company or any of the Acquired Subsidiaries lease real property (each, a "COMPANY REAL PROPERTY LEASE") are in full force and effect, and have not been amended (except as disclosed to Source as set forth above) and neither the Company nor, to the knowledge of the Company, any other party thereto is in material default or material breach thereunder. To the Company's knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or material default by the Company under any of such Company Real Property Leases and, to Company's knowledge, there is no material breach by any other party to the Company Real Property Leases. With respect to each piece of real property leased by the Company and the Acquired Subsidiaries (the "COMPANY LEASED PREMISES" and together with the Company Owned Property, the "COMPANY REAL PROPERTY"), the Company, to Company's knowledge, has valid and enforceable leasehold interests therein. The Company, or the Acquired Subsidiaries as the case may be, has good, marketable, and insurable leasehold interests to the Company Leased Premises, free and clear of any Lien (excluding any mortgage or deed of trust that has been previously disclosed to Source and reflected on the financial statements of Company and the Acquired Subsidiaries) that would materially and adversely interfere with its present use.

      (d) With respect to the Company Real Property, to Company's knowledge: (i) such Company Real Property is in good condition and repair, normal wear and tear excepted, and (ii) the Company has not received notice of (A) any condemnation proceeding with respect to any portion of such Company Real Property or any access thereto and, to the knowledge of the Company, no such proceeding has been commenced by any Governmental Authority or (B) any special assessment which may affect such Company Real Property and, to the knowledge of the Company, no such special assessment has been commenced by any Governmental Authority.

      5.15 GOOD TITLE TO AND CONDITION OF ASSETS.

      (a) Each of the Company and the Acquired Subsidiaries has good and valid title to all of its material Assets (as such term is hereinafter defined), free and clear of any Liens except for (a) Liens reflected in the Current Balance Sheet, (b) Liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (c) zoning, building and land use laws imposed by any Governmental Entity, (d) mechanics', carriers', workmen's, repairmen's, statutory or common law liens being contested in good faith, and
(e) other title defects, encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other matters or limitations of any kind, if any, which do not and would not reasonably be expected to have a Company Material Adverse Effect. The Assets and the Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Company and each of the Acquired Subsidiaries (other than the Spinco Business) in the manner in which and to the extent to which such business is currently being conducted (assuming consummation of the Distribution and entry into the related licensing arrangements). For purposes of this Agreement, the term "ASSETS" means all of the properties and assets of the Company and the Acquired Subsidiaries which are reflected on the Current Balance Sheet or acquired after the date of the Current Balance Sheet (except assets or properties sold or otherwise disposed of in the ordinary course of business since such date or as otherwise disclosed or permitted by this Agreement including without limitation, the Distribution), other than the Leased Premises, whether personal or mixed, tangible or intangible, and wherever located.

      (b) The Company Fixed Assets (as such term is hereinafter defined) currently in use or necessary for the business and operations of the Company and each of the Acquired Subsidiaries (other than the Spinco Business) are in good operating condition, normal wear and tear excepted. For purposes of this Agreement, the term "COMPANY FIXED ASSETS" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used, leased or owned by the Company or the Acquired Subsidiaries (except assets sold or otherwise disposed of in the ordinary course of business or as otherwise disclosed or permitted by this Agreement including without limitation, the Distribution).

      5.16 INSURANCE. Each of the insurance policies maintained by the Company and the Acquired Subsidiaries (collectively, the "COMPANY INSURANCE POLICIES") are in full force and effect, and all premiums due thereon have been paid when due, and no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. As of the Closing, each of the Company Insurance Policies will be in full force and effect. None of the Company Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. Section 5.16 of the Company Disclosure Schedule sets forth a description of any pending claim under any

Company Insurance Policy, or any insurance policy previously in effect for an amount in excess of $100,000 that relates to loss or damage to the properties, assets or businesses of Source.

      5.17 RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. No current customer of the Company or any of the Acquired Subsidiaries that was responsible for five percent or more of the Company's revenue during the Company's last full fiscal year (assuming consummation of the Distribution) has, to the knowledge of the Company, threatened to terminate its business relationship with, or materially decrease purchasing products or services from, the Company or any such Acquired Subsidiary for any reason. No current supplier or vendor of the Company or any of the Acquired Subsidiaries that was responsible for five percent or more of the Company's purchases during the Company's last full fiscal year (assuming consummation of the Distribution) has, to the knowledge of the Company, threatened to terminate its business relationship with, or materially decrease sales of products or services to, the Company or any such Acquired Subsidiary for any reason. Neither the Company nor any of the Acquired Subsidiaries has any direct or indirect interest in any customer, supplier or competitor of the Company or such Acquired Subsidiary, or in any Person from whom or to whom the Company or such Acquired Subsidiary leases real or personal property. No officer, director or stockholder of the Company or any of the Acquired Subsidiaries, nor any Person related by blood or marriage to any such officer, director or stockholder, nor any entity in which any such officer, director or stockholder owns any beneficial interest, is a party to any agreement or transaction with the Company or any such Acquired Subsidiary or has any interest in any property used by the Company or any such Acquired Subsidiary.

      5.18 NAMES; PRIOR ACQUISITIONS. All names under which the Company and each of its Subsidiaries does business, as of the date hereof, are specified in
Section 5.18 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years.

      5.19 MATERIAL CONTRACTS.

      (a) The following agreements, contracts and commitments to which the Company or any of the Acquired Subsidiaries is a party or is bound are referred to herein, collectively, as the "COMPANY MATERIAL CONTRACTS":

            (i) any employment, consulting, severance or change of control agreement, contract or commitment with any executive officer or member of the Company Board, other than those that are terminable by the Company or any of the Acquired Subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to the Company;

            (ii) any agreement or plan, including (without limitation) any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence (alone or in connection with additional or subsequent events) of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (iii) any agreement of indemnification or any guaranty other than, in either case, as entered into in the ordinary course of business;

            (iv) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of the Acquired Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

            (v) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of the Acquired Subsidiaries after the date of this Agreement of assets in excess of $250,000 not in the ordinary course of business or pursuant to which the Company or any of the Acquired Subsidiaries has any material ownership interest in any corporation, partnership, limited liability company, joint venture or other business enterprise other than the Acquired Subsidiaries;

            (vi) any dealer, distributor, joint marketing or development agreement currently in force under which the Company or any of the Acquired Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of thirty (30) days or less, or any material agreement pursuant to which the Company or any of the Acquired Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company or any of the Acquired Subsidiaries and which may not be canceled without penalty upon notice of thirty (30) days or less;

            (vii) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any product or service of the Company or any of the Acquired Subsidiaries or any material agreement, contract or commitment currently in force to sell or distribute any products or services of the Company or any of the Acquired Subsidiaries, including any material agreement, contract or commitment related to any Intellectual Property owned by the Company or any of the Acquired Subsidiaries, except agreements with distributors or sales representative in the ordinary course of business cancelable without penalty upon notice of thirty (30) days or less and substantially in the form previously provided to Source;

            (viii) any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business;

            (ix) any material settlement agreement entered into during the five-year period preceding the date hereof or that was not fully performed prior to December 31, 2003; or

            (x) any other agreement, contract or commitment (i) in connection with or pursuant to which the Company or any of the Acquired Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current calendar year or during the next calendar year,
(ii) the termination, expiration or loss of the other contracting party's performance of which would reasonably be expected to have a Company Material Adverse Effect or (iii) that is or would be deemed to be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules).

      (b) Section 5.19 of the Company Disclosure Schedule contains a true and complete list of the Company Material Contracts. The Company has provided or made available a complete and correct copy of each Material Contract to Source. Neither the Company nor, to the Company's knowledge, any other Person thereto has, materially violated or breached, or declared or committed any material default under, any Company Material Contract. No event has occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time) (A) result in a violation or breach of any of the material provisions of any Company Material Contract by the Company, (B) give to the Company, nor to the knowledge of the Company, any other Person thereto the right to accelerate the maturity of any material matters in the performance of any Company Material Contract, or (C) give to the Company nor, to the knowledge of the Company, any other Person thereto the right to cancel, terminate or modify any Company Material Contract. The Company and/or the Acquired Subsidiaries have not received any written notice or other written communication regarding any actual, alleged, possible or potential violation or breach of, default under, termination of, or any other material change to, any Company Material Contract. The Company and/or the Acquired Subsidiaries have not waived any material right under any Company Material Contract.

      5.20 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of Acquired Subsidiaries (other than the Spinco Business) is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company.

      5.21 INTELLECTUAL PROPERTY.

      (a) For purposes of this Section 5.21, the following definitions shall apply:

            (i) "COMPANY INTELLECTUAL PROPERTY" means the Intellectual Property owned by, developed by or filed in the name of, the Company or any Acquired Subsidiary thereof, whether U.S. or foreign;

            (ii) "INTELLECTUAL PROPERTY CONTRACTS" means all contracts, licenses, sublicenses and agreements: (A) with respect to any of the Company Intellectual Property licensed or offered by the Company or any of the Acquired Subsidiaries to any third party or (B) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company or any of the Acquired Subsidiaries (other than contracts, licenses or agreements relating to generally massed produced and commercially available software); and

            (iii) "REGISTERED COMPANY INTELLECTUAL PROPERTY" means (A) patents, patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent to use applications or other registrations related to trademarks; (C) registered copyrights and applications for copyright registration; (D) internet domain name registrations; and (E) any other Company Intellectual Property that is owned by or exclusively licensed by the Company that is the subject of an application, certificate or registration issued by or recorded by any state, government or other public legal authority.

      (b) All of the Intellectual Property Contracts are in full force and effect except where the failure would not have a Company Material Adverse Effect. The Company and the Acquired Subsidiaries are in material compliance with, and have not breached any term of, any of the Intellectual Property Contracts and, to the knowledge of the Company, all other parties to the Intellectual Property Contracts are in compliance with, and have not breached any terms of such Intellectual Property Contracts.

      (c) The Company has all right, title and interest to each item of Company Intellectual Property purported to be owned by it, including all Registered Company Intellectual Property, free and clear of any Liens. The Company Intellectual Property constitutes all of the intellectual property necessary to conduct the business of the Company and the Acquired Subsidiaries as currently contemplated to be conducted by the Company (assuming the consummation of the Distribution).

      (d) Except pursuant to end-user licenses entered into by the Company in the ordinary course of business, (i) the Company has the lawful and exclusive right to use all of the Company Intellectual Property and (ii) no Person (other than the Company and the Acquired Subsidiaries) has any right to use any of the Company Intellectual Property nor has the Company granted to any Person or authorized any Person to retain any rights in the Company Intellectual Property.

      (e) Neither the use (including, without limitation, any transmission, reproduction, use, display or modification (including, framing and linking web site content)) of the Company Intellectual Property by the Company, nor the operation of the Company's business as currently conducted has, does or will infringe upon, misappropriate or violate the proprietary or other rights of any other Person. To the Company's knowledge, no Person is infringing upon, misappropriating or violating any of the Company Intellectual Property.

      (f) No Company Intellectual Property, or product of the Company using or embodying the Company Intellectual Property, is subject to any proceedings or outstanding decree, order, judgment or stipulation restricting in any manner the use or licensing thereof by the Company, or which may affect the validity or enforceability of any Intellectual Property. There is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Acquired Subsidiaries (i) alleging any such conflict, infringement or violation with any other Person's proprietary rights or (ii) challenging such the Company's ownership or use of, or the validity or enforceability of any Company Intellectual Property owned or used by the Company.

      (g) To the Company's knowledge, (i) no other Person asserts ownership rights in any of the Intellectual Property owned by the Company or any of the Acquired Subsidiaries, and (ii) no other Person claims that the use by the Company or any of the Acquired Subsidiaries of any Intellectual Property infringes any right of any third party.

      (h) Each of the Company and the Acquired Subsidiaries has taken reasonable steps to protect its rights in its confidential information and trade secrets or any trade secrets or confidential information of third parties provided thereto. Without limiting the generality of the foregoing, each of the Company and the Acquired Subsidiaries has and enforces a policy requiring each employee and contractor with access to Intellectual Property of the Company or such Acquired Subsidiaries to execute a proprietary information/confidentiality agreement substantially in the Company's standard form as then in effect and all current and former employees and contractors of the Company and each such Acquired Subsidiary have executed such an agreement. To the Company's knowledge,
(i) none of the Company Intellectual Property has been used, disclosed or appropriated to the detriment of the Company for the benefit of any Person other than the Company or the Acquired Subsidiaries, and (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company.

      5.22 RECORDS OF THE COMPANY. The minute books for the Company and the Acquired Subsidiaries made available to Source for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all material corporate actions of the stockholders and directors, and any committees thereof, of the Company or the Acquired Subsidiary, as the case may be, taken by written consent or at a meeting since incorporation of the Company or the Acquired Subsidiary, as the case may be. All material corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company and the Acquired Subsidiaries have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of the Company and the Acquired Subsidiaries, as previously made available to Source, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company or the Acquired Subsidiary, as the case may be.

      5.23 BROKERS AND FINDERS. (a) The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent commissions or other similar payments in connection with the transactions contemplated hereby and (b) there is no claim for payment by the Company of any investment banking fees, finder's fees, brokerage or agent commissions or other similar payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      5.24 SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. The Board of Directors of the Company has taken all actions so that (a) the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Company Voting Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement. No other "control share acquisition," "fair price" or other anti-takeover laws or regulations enacted under the laws of the State of Delaware or the federal laws of the United States apply to this Agreement, the Voting Agreement or the Merger.

      5.25 ACCURACY OF INFORMATION FURNISHED BY COMPANY. No statement made or information provided by the Company in this Agreement, any other Transaction Document or the Company Disclosure Schedule, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein, in light of the circumstances in which such statements were made, not misleading. The Company has made available to or provided Source with true, accurate and complete copies of all documents listed or described in the Company Disclosure Schedule.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

      6.1 CONDUCT OF THE COMPANY'S BUSINESS PENDING THE MERGER. Except as expressly provided herein (including the Distribution in accordance with Section
3.7 hereof) or as consented to in advance in writing by Source (such consent not to be unreasonably withheld or delayed), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of the Acquired Subsidiaries to, (i) act and carry on its business in the ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), (ii) comply in all material respects with applicable laws, rules and regulations, and (iii) use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each of the Acquired Subsidiaries' business organization, assets and properties, keep available the services of its present officers and key employees and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as expressly provided by this Agreement (including the Distribution in accordance with Section 3.7 and Appendix A hereof) or by Section 6.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of the Acquired Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Source not to be unreasonably withheld or delayed:

            (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent; provided that such parent is the Company or an Acquired Subsidiary and other than dividends on the Preferred Stock declared or paid in shares of Preferred Stock as provided in the Company's Certificate of Incorporation, as amended and in effect on the date hereof); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (iii), for the acquisition in compliance with any applicable laws of Company Common Stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company);

            (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (i) the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms, (ii) the conversion of Company Preferred Stock to Company Common Stock in accordance with the Company's Certificate of Incorporation, as amended and in effect on the date hereof and (iii) the grant of options to purchase Company Common Stock not to exceed 300,000 shares in the aggregate; provided that all options granted shall have an exercise price equal to the fair market value thereof (which in no event shall be less than $2.60 per share) on the date of grant and shall otherwise be upon the Company's customary terms, and provided further that no options may be granted after the delivery by the Company of the Capitalization Certificate pursuant to Section 7.17;

            (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

            (d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and the Acquired Subsidiaries, taken as a whole;

            (e) whether or not in the ordinary course of business, sell, lease, license, encumber, dispose of or otherwise transfer any assets material to the Company and the Acquired Subsidiaries, taken as a whole (including any material accounts, leases, contracts or intellectual property or any material assets or the stock of any of the Acquired Subsidiaries, but excluding the sale of inventory in the ordinary course of business);

            (f) enter into any agreement or arrangement that materially limits or otherwise materially restricts the Company or any Acquired Subsidiary or any of their respective affiliates or any successor thereto from engaging or competing in any line of business or in any location;

            (g) except for a confidentiality agreement as permitted by Section 7.2, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of the Acquired Subsidiaries;

            (h) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Acquired Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of the Company or any Acquired Subsidiary in the ordinary course of business) or capital contributions to, or investment in, any other person, other than the Company or any of the Acquired Subsidiaries; except in the case of (i), draw-downs in the ordinary course of business under revolving credit facilities in existence on the date hereof;

            (i) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $11.5 million in the aggregate for the Company and its Subsidiaries, taken as a whole, of which no more than $3 million in the aggregate may be used for the Spinco Business;

            (j) make any changes in accounting methods, principles or practices in effect at December 31, 2003, except to the extent required by a change in GAAP, as concurred in by its independent public auditors, or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

            (k) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company or any of the Acquired Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company of any of the Acquired Subsidiaries);

            (l) except in the ordinary course of business, (i) enter into any material contract or agreement or (ii) license any material intellectual property rights to or from any third party;

            (m) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any Employee Agreement for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement,
      (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (whether in cash, stock, equity securities, property or otherwise), (iii) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (iv) pay any material benefit not provided for as of the date of this Agreement under any Employee Benefit Plan or Employee Agreement or
      (v) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan or Employee Agreement;

            (n) make or rescind any material Tax election, settle or compromise any material Tax liability, amend any material Tax return, adopt or change any material accounting method in respect of Taxes, or consent to any extension or waiver of the applicable statute of limitations in respect of Taxes;

            (o) initiate, compromise, pay, discharge or settle any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), litigation or arbitration proceeding for an amount in the aggregate that exceeds $100,000, exclusive of any amounts covered by Company insurance policies;

            (p) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

            (q) hire any employee who would have an annual base salary in excess of $200,000; or

            (r) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

      6.2 CONDUCT OF SOURCE'S BUSINESS PENDING THE MERGER. Except as expressly provided herein or as consented to in advance in writing by the Company (such consent not to be unreasonably withheld or delayed), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Source shall, and shall cause each of its Subsidiaries to, (i) act and carry on its business in the ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), (ii) comply in all material respects with applicable laws, rules and regulations, and (iii) use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries' business organization, assets and properties, keep available the services of its present officers and key employees and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as expressly provided by this Agreement or by Section 6.2 of the Source Disclosure Schedule, Source shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Company not to be unreasonably withheld or delayed:

            (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of Source to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (iii), for the acquisition in compliance with any applicable laws of Source Common Stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to Source);

            (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (i) the issuance of Source Common Stock upon the exercise of Source Stock Options, Source Off-Plan Options and Source Warrants, and (ii) the grant of options to purchase Source Common Stock not to exceed 200,000 shares in the aggregate; provided that all options granted shall have an exercise price equal to the fair market value thereof on the date of grant and shall otherwise be upon Source's customary terms, and provided further that no options may be granted after the delivery by Source of the Capitalization Certificate pursuant to Section 7.16);

            (c) amend its articles of incorporation, bylaws or other comparable charter or organizational documents, except for approval of the Bylaws Amendment (as defined below);

            (d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Source and its Subsidiaries, taken as a whole;

            (e) whether or not in the ordinary course of business, sell, lease, license, encumber, dispose of or otherwise transfer any assets material to Source and its Subsidiaries, taken as a whole (including any material accounts, leases, contracts or intellectual property or any material assets or the stock of any of its Subsidiaries, but excluding the sale of inventory in the ordinary course of business);

            (f) enter into any agreement or arrangement that materially limits or otherwise materially restricts Source, any of its Subsidiaries or any of their respective affiliates or any successor thereto from engaging or competing in any line of business or in any location;

            (g) adopt or implement any stockholder rights plan;

            (h) except for a confidentiality agreement as permitted by Section 7.2, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Source or any of its Subsidiaries;

            (i) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Source or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of Source or any of its Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other person, other than Source or any of its direct or indirect wholly owned Subsidiaries;

      except in the case of (i), draw-downs in the ordinary course of business under revolving credit facilities in existence on the date hereof;

            (j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $750,000 in the aggregate for Source and its Subsidiaries, taken as a whole;

            (k) make any changes in accounting methods, principles or practices in effect at January 31, 2004, except to the extent required by the SEC or a change in GAAP, as concurred in by its independent public auditors, or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

            (l) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Source or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Source of any of its Subsidiaries);

            (m) except in the ordinary course of business, (i) enter into any material contract or agreement or (ii) license any material intellectual property rights to or from any third party;

            (n) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any Source Employee Agreement for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement,
      (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (whether in cash, stock, equity securities, property or otherwise), (iii) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (iv) pay any material benefit not provided for as of the date of this Agreement under any Source Employee Benefit Plan, or (v) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Source Employee Benefit Plan or Source Employee Agreement;

            (o) make or rescind any material Tax election, settle or compromise any material Tax liability, amend any material Tax return, adopt or change any material accounting method in respect of Taxes, or consent to any extension or waiver of the applicable statute of limitations in respect of Taxes;

            (p) initiate, compromise, pay, discharge or settle any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), litigation or arbitration proceeding for an amount in the aggregate that exceeds $100,000, exclusive of any amounts covered by Source insurance policies;

            (q) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

            (r) hire any employee who would have an annual base salary in excess of $200,000; or

            (s) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

      6.3 DISPOSITION OF SPINCO BUSINESS. The Company will use all commercially reasonable efforts to consummate the Distribution in accordance with Appendix A and will inform Source promptly of any material developments relating thereto.

      6.4 REINCORPORATION OF SOURCE. Prior to, at or following the Closing, Source may reincorporate from its current state of incorporation of Missouri into Delaware (the "REINCORPORATION"). In the event that Source consummates the Reincorporation, and in connection therewith, Source shall be permitted to take all actions necessary to effect the Reincorporation. Without limiting the foregoing, Source shall be permitted to: (i) execute and deliver a merger agreement or other appropriate transaction document to effect the Reincorporation, and consummate the transactions contemplated therein, (ii) adopt a Certificate or Articles of Merger and file such Certificate or Articles with the Secretary of State of Delaware or other state reasonably determined by Source's Board of Directors to effect the Reincorporation, (iii) file and record all such other filings, authorizations declaration, registrations with, or notice to, or authorization, consent or approval of, any Governmental Authority as are necessary in connection with the Reincorporation, (iv) enter into other agreements and instruments, containing provisions that are appropriate or customary for public companies, including, without limitation, indemnification agreements for officers and directors, and (v) have Source's Board of Directors take all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" will not apply to the execution, delivery or performance of this Agreement or the Source Voting Agreements or to the consummation of the Merger or the other transactions contemplated by this Agreement, including the Reincorporation (such items contained in subsections
(ii) and (iii) hereof being defined as "REINCORPORATION FILINGS"). The Company's consent shall be required in connection with the final form and content of the certificate of incorporation and bylaws of the surviving Delaware entity in the Reincorporation and other agreements to be entered into in connection with the Reincorporation, which, in each case, shall not be unreasonably withheld.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

      7.1 ACCESS TO INFORMATION.

            (a) Subject to applicable law, the Company shall afford, and cause its Subsidiaries to afford, to Source and its accountants, counsel, financial advisors and other representatives and Source and its Subsidiaries shall afford to the Company and its accountants, counsel, financial advisors and other representatives full access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly to one another such information concerning their respective businesses, properties and personnel as Source or the Company, as the case may be, shall reasonably request. Any investigation pursuant to this Section 7.1 shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section 7.1 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

            (b) The parties hereto acknowledge that Source and the Company have previously executed a Confidentiality Agreement, dated as of July 15, 2004 (the "CONFIDENTIALITY AGREEMENT"), which shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

      7.2 NO SOLICITATION.

            (a) Neither the Company nor Source shall authorize or permit any of their respective directors, officers, investment bankers (or other financial advisors), attorneys or accountants, and neither shall authorize or knowingly permit any of their respective employees or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives being referred to herein, collectively, as "REPRESENTATIVES"), to directly or indirectly:

                  (i) solicit or initiate or knowingly encourage any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal,

                  (ii) (A) participate or engage in discussions or negotiations with, or (B) disclose or provide any non-public information relating to itself or its Subsidiaries to, or afford access to any of its properties, books or records or that of its Subsidiaries to, any Person with respect to an Acquisition Proposal or

                  (iii) enter into any agreement or agreement in principle with any Person with respect to an Acquisition Proposal,

provided, however, that prior to (1) in the case of the Company, obtaining the approval of the Company Voting Proposal at the Company Meeting (or by written consent of the stockholders of the Company) or (2) in the case of Source, obtaining the approval of the Source Voting Proposal at the Source Meeting, the Company or Source, as applicable, and its Representatives may take any of the actions described in clause (ii) of this subsection (a) in response to any Person that has made a bona fide written Acquisition Proposal if, but only if,
(A) such Person has submitted a written Acquisition Proposal which did not result from a violation by the Company or Source, as applicable, of its obligations under this Section 7.2, (B) the Company Board or the Source Board, as applicable (the "APPLICABLE BOARD"), has determined in good faith by resolution duly adopted, after consultation with outside legal counsel and its financial advisor, that such

Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (C) in the case of Section 7.2(a)(ii)(B), such Person has entered into a confidentiality agreement with the Company or Source, as applicable on terms that are no less favorable to the other than the Confidentiality Agreement (which shall not preclude discussions or negotiations with the Company or Source, as applicable, relating to the proposal or offer from such Person required by this Section 7.2 and which shall not contain any exclusivity provision or other term that could restrict in any manner the other party's ability to consummate the transactions contemplated by this Agreement), and (D) prior to, or substantially concurrent with, disclosing or providing any such non-public information, the Company or Source, as applicable, shall disclose or provide all such information to the other.

            (b) Each of the Company and Source shall promptly advise the other, in writing (and in any event within one business day of attaining knowledge), of its receipt of any Acquisition Proposal or any proposal, inquiry or request related to, or that could reasonably be expected to lead to, any Acquisition Proposal. Each of the Company and Source shall promptly provide the other, in writing, with the terms and conditions of any such Acquisition Proposal, or such proposal, inquiry or request, and the identity of the Person making the same. Each of the Company and Source shall promptly inform the other of any material changes in the status and any material changes or modifications in the terms of any Acquisition Proposal, proposal, inquiry or request. Promptly upon determination by the Applicable Board that an Acquisition Proposal constitutes a Superior Proposal, the Company or Source, as applicable, shall deliver to the other a written notice advising them that the Applicable Board has so determined, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing the other party with a copy of the Superior Proposal.

            (c) The Source Board has adopted a resolution recommending the approval of this Agreement and the issuance of the Source Common Stock in the Merger and the other transactions contemplated hereby by the stockholders of Source (the "SOURCE RECOMMENDATION"), and, except as provided in the next sentence, the Board of Directors of Source shall at all times maintain the Source Recommendation. The Source Board shall be permitted to (i) withdraw or modify in a manner adverse to the Company (or not to continue to make) the Source Recommendation, (ii) approve or recommend a Superior Proposal, and/or (iii) enter into an agreement regarding such Superior Proposal if, but only if, (a) a majority of the Source Board has determined in good faith, following consultation with outside counsel, that taking such action is required in order for the members of the Source Board to comply with their fiduciary duties to the stockholders of Source under applicable law, (b) Source has given the Company three (3) Business Days' prior written notice of its intention to take such action, and Source shall have considered in good faith, with respect to actions set forth in clauses (i), (ii) and (iii) of this
      Section 7.2(c), any proposed changes to this Agreement proposed by the Company (it being understood and agreed that any material amendment to the financial or other material terms of a Superior Proposal, if any, shall require a new three (3) Business Day period to afford the Company the opportunity to negotiate with Source), and (c) Source has materially complied with its obligations under this Section 7.2 with respect to such Superior Proposal, if any. Nothing in this Section 7.2 shall prohibit Source or the Source

Board from taking and disclosing to its stockholders a position, or any information, with respect to an Acquisition Proposal by a Third Party to the extent required under applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act) or stock exchange regulation; provided that unless and until this Agreement is terminated in accordance with Section 9.4(c) hereof, nothing in this sentence shall affect the obligations of Source and its Board of Directors under any other provision of this Agreement, including
Section 7.7(c).

      (d) DEFINITION. For purposes of this Agreement,

            (i) "ACQUISITION PROPOSAL" means any inquiry, offer or proposal from any Third Party (whether or not in writing) (other than an offer or proposal by or on behalf of the other party, including the Merger and the transactions contemplated hereby) relating to, or that could reasonably be expected to lead to: (a) a transaction pursuant to which any Third Party acquires or would acquire Beneficial Ownership of more than fifteen percent (15%) of the outstanding voting power of Source or the Company, as applicable, whether from it or pursuant to a tender offer, exchange offer or otherwise, (b) a merger, consolidation, business combination, reorganization, share exchange, sale of all or substantially all assets, recapitalization, liquidation, dissolution or similar transaction which would result in a Third Party acquiring fifteen percent (15%) or more of the fair market value of the assets of Source or the Company, as applicable, and its Subsidiaries, taken as a whole, (c) any transaction which would result in a Third Party acquiring fifteen percent (15%) or more of the fair market value of the assets (including, without limitation, the capital stock of Subsidiaries) of Source or the Company, as applicable, and its Subsidiaries, taken as a whole, immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise), or (d) any combination of the foregoing.

            (ii) "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50% for purposes of this definition) that a majority of the members of the Applicable Board determines in good faith by resolution duly adopted, after consultation with its outside legal counsel and its financial advisor, (a) could result in a transaction, that, if consummated, is more favorable to the stockholders of Source or the Company, as applicable, from a financial point of view than the Merger (after taking into account any revisions made or proposed by the Company), (b) is reasonably capable of being consummated on the terms proposed (taking into account all legal, financial, regulatory and other relevant considerations) and (c) has committed financing, is not subject to a financing contingency or has financing that is reasonably likely to be obtained.

      (e) The Company and Source shall use commercially reasonable efforts to inform their respective Representatives of the obligations of the Company and Source, as applicable, under Section 7.2(a).

      7.3 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practical after the execution of this Agreement, Source and the Company shall jointly prepare the Registration Statement, which shall include the Proxy Statement/Prospectus, and Source shall file the Registration Statement with the SEC. The Company shall provide promptly to Source such information concerning its business and financial statements (including without limitation, financial statements in compliance with Regulation S-X) and affairs as, in the reasonable judgment of Source, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement, or in any supplements or amendments thereto, and cause its counsel and auditors to cooperate with Source's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the Registration Statement. Each of the Company and Source shall respond to any comments of the SEC and shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Source and the Company shall cause the Proxy Statement/Prospectus to be mailed to their respective securityholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Source shall notify the Company promptly upon the receipt of any comments from the SEC or its staff or any other governmental officials and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to
Section 7.4(a)(iii) or for additional information and shall supply the Company with copies of all such correspondence. Source shall provide the Company with a reasonable opportunity to review and comment on any and all correspondence between Source or any of its representatives, on the one hand, and the SEC, or its staff or any other governmental officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 7.4(a)(iii) and will provide the Company with copies of any such correspondence. Each of the Company and Source shall use commercially reasonable efforts to cause all documents it is responsible for filing with the SEC or other regulatory authorities under this Section 7.3 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs with respect to Source or the Company that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 7.4(a)(iii), Source or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing or assisting in filing with the SEC or its staff or any other Governmental Authority or government officials, or mailing or assisting in preparing and mailing to securityholders of Source and the Company, such amendment or supplement. Source shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospectus/Proxy Statement prior to filing such with the SEC, and will provide a copy of all filings made with the SEC.

      7.4 COMMERCIALLY REASONABLE EFFORTS; AGREEMENT TO COOPERATE.

            (a) The Company and Source shall use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Source or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and
      (C) any other applicable law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Source shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and Source shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Company and Source agree that nothing contained in this Section 7.4(a) shall modify or affect their respective rights and responsibilities under Section 7.4(b).

            (b) Subject to the terms hereof, the Company and Source agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade reasonably determined by the parties to apply (collectively "ANTITRUST LAWS"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to each use commercially reasonable efforts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law, provided, that, nothing in this Section 7.4 shall require either Source or the Company (i) to license, sell, divest or dispose of any material assets or businesses of Source or the Company or any of their respective Subsidiaries or (ii) otherwise take or commit to take any action that limits in any material respect the freedom of action with respect to, or the ability to retain, any of the assets or business of the Company or Source or their respective Subsidiaries. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

            (c) The Company agrees to cooperate and use its commercially reasonable efforts to assist Source in connection with the implementation and assessment of internal controls over financial reporting under SOX and to take such other actions reasonably requested by Source to further comply with SOX and the rules and regulations promulgated thereunder by the SEC and Nasdaq.

      7.5 PUBLIC STATEMENTS. Except as may be required by applicable law or any listing agreement with a national securities exchange or association, the parties shall consult with each other and agree prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation and agreement.

      7.6 NOTIFICATION OF CERTAIN MATTERS. Each of the Company and Source agrees to give prompt notice to the other such party of, and to use commercially reasonable efforts to remedy (a) the occurrence or failure to occur of any event, which occurrence or failure to occur would reasonably be expected to cause any of the representations or warranties of the Company or Source, as the case may be, in this Agreement to constitute a Company Material Adverse Effect or a Source Material Adverse Effect, as the case may be, and (b) any failure on the part of the Company or Source, as the case may be, to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied thereby hereunder in all material respects; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      7.7 APPROVAL OF STOCKHOLDERS.

            (a) Source shall use commercially reasonable efforts to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement the Source Meeting for the purpose of considering and voting upon the Source Voting Proposal, among other things. Subject to Section 7.2, (i) the Source Board shall recommend approval and adoption of the Source Voting Proposal by the stockholders of Source and include such recommendation in the Proxy Statement/Prospectus and (ii) neither the Source Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of the Source Board that Source's stockholders vote in favor of the Source Voting Proposal. Subject to Section 7.2, Source shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the Source Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, after consultation with the Company, Source may adjourn or postpone the Source Meeting to the extent necessary (i) to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to Source's stockholders or (ii) if, as of the time for which the Source Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Source Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Source Meeting.

            (b) The Company shall use commercially reasonable efforts to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal (or seek the written consent of the stockholders of the Company to approve the Company Voting Proposal). The Company Board shall recommend approval of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement/Prospectus and neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Source, the recommendation of the Company Board that the Company's stockholders vote in favor of the Company Voting Proposal. The Company shall use commercially reasonable efforts to solicit from its stockholders proxies or written consents in favor of the Company Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, after consultation with Source, the Company may adjourn or postpone the Company Meeting to the extent necessary (i) to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company's stockholders or (ii) if, as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

            (c) Source and the Company shall call, give notice of, convene and hold the Source Meeting and Company Meeting (or seek the written consent of the stockholders of the Company), respectively, in accordance with this
      Section 7.7 for the purpose of voting upon or approving the Source Voting Proposal and the Company Voting Proposal, respectively, and shall submit the Source Voting Proposal and the Company Voting Proposal, respectively, to their respective stockholders for the purpose of acting upon such proposal whether or not (i) the Source Board, at any time subsequent to the date hereof determines, in the manner permitted by Section 7.2(c), that this Agreement is no longer advisable or recommends that the stockholders of Source reject it, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to Source.

      7.8 SECTION 16 MATTERS. Source shall take all steps reasonably necessary to cause the acquisition of shares of Source Common Stock or other equity securities (including stock options and other derivative securities) of Source in connection with the Merger by each director or officer of the Company functioning as a director or officer of Source following the Merger to be exempt pursuant to Rule 16b-3 under the Exchange Act.

      7.9 368(a) REORGANIZATION. The Company and Source shall each use commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

      7.10 NASDAQ NATIONAL MARKET LISTING. Source shall, if required by the rules of The Nasdaq Stock Market, Inc., file with The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to the Source Common Stock issuable pursuant to the transactions contemplated by this Agreement.

      7.11 CORPORATE GOVERNANCE.

            (a) BOARD OF DIRECTORS.

                  (i) COMPOSITION. At the Effective Time, the Source Board will be comprised of eleven directors, to consist of six members of the Source Board designated by Source (including the current Chairman and Chief Executive Officer of Source, S. Leslie Flegel and Ariel Emanuel) before the mailing of the Proxy Statement/Prospectus, three of whom must be "independent" under the rules of the NASD and the SEC with respect to Source (the "SOURCE DESIGNATED DIRECTORS") and five individuals designated by the Company (three of whom must be "independent" under the rules of the NASD and the SEC with respect to Source) before the mailing of the Proxy Statement/Prospectus (the "COMPANY DESIGNATED DIRECTORS"). Such directors shall be initially appointed as follows: (A) three Company Designated Directors to the class whose term expires at the 2005 annual meeting of Source shareholders, (B) one Company Designated Director and three Source Designated Directors to the class whose term expires at the 2006 annual meeting of Source shareholders and (C) one Company Designated Director and three Source Designated Directors to the class whose term expires at the 2007 annual meeting of Source shareholders. If any Source Designated Director or Company Designated Director shall be unable or unwilling to serve as a director at the Effective Time, the party that designated such individual as indicated above shall designate another individual to serve in such individual's place.

                  (ii) COMMITTEES. As soon as reasonably practicable following the Effective Time, the Source Board will take all actions necessary to cause the membership of each its standing committees (i) to include one Company Designated Director and (ii) to be comprised of a majority of Source Designated Directors, each to the extent that such individual's membership on a given committee is permitted by the applicable rules and regulations of the SEC and Nasdaq and consented to by the individual.

            (b) Immediately following the Effective Time, the executive officers of Source shall be comprised of Alan Tuchman, who shall be appointed as Executive Vice President, and the following current officers of Source: S. Leslie Flegel, Chairman and Chief Executive Officer; James R. Gillis, President and Chief Operating Officer; Jason S. Flegel, Executive Vice President, John A. Amann, Executive Vice President and Marc Fierman, Chief Financial Officer.

            (c) The Source Board shall amend its Bylaws effective at the Effective Time, to, among other things, (i) provide that the Source Board shall consist of between three (3) and eleven (11) directors, with the exact number to be specified by resolution approved by Supermajority Board Approval; (ii) provide that the consummation of a Change of Control (as defined in Article XI) or any further amendment to the Bylaws shall require Supermajority Board Approval; (iii) until the Minimum Holding Date, provide that if any Company Designated Director or Stockholder Designated Director is unable to fulfill his or her term in office, for whatever reason, either as a result of death, resignation, retirement or removal, then the remaining Company Designated Directors and the Stockholder Designated Directors shall have the exclusive right to designate an individual to fill such vacancy; and (iv) until the Minimum Holding Date, provide that if any Source Designated Director is unable to fulfill his or her term in office, for whatever reason, either as a result of death, resignation, retirement or removal, then the remaining Source Designated Directors shall have the exclusive right to designate an individual to fill such vacancy (the "BYLAWS AMENDMENT").

            (d) Immediately following the Effective Time, the executive headquarters of Source and the Surviving Entity shall be located in Bonita Springs, Florida and the operating headquarters of the Surviving Entity shall be in Coral Springs, Florida.

      7.12 EMPLOYEE BENEFITS; TERMINATION OF PLANS; STOCK OPTION PLANS.

            (a) Following the Effective Time, Source will give each employee of the Company who continues as an employee of the Surviving Entity immediately following the Merger (a "CONTINUING EMPLOYEE") full credit for prior service with the Company or the Acquired Subsidiaries for purposes of (i) eligibility and vesting under any Source employee benefit plans,
      (ii) determination of benefits levels under any Source employee benefit plan or policy relating to vacation or severance and (iii) determination of "retiree" status under any Source employee benefit plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would (A) result in a duplication of benefits or (B) otherwise cause Source or its Subsidiaries or any Source employee benefit plan or trust relating thereto to accrue or pay for benefits that relate to any time period prior to the Continuing Employee's participation in the Source employee benefit plan. Source agrees that each otherwise eligible Continuing Employee shall be eligible to either: (i) participate in Source employee benefit plans as permitted by the terms of such Source employee benefit plans, (ii) participate in Employee Benefit Plans or Employee Agreements that are continued by Source, or (iii) a combination of clauses
      (i) and (ii) so that each Continuing Employee is eligible for benefits that are substantially similar in the aggregate to those of similarly situated employees of Source.

            (b) Effective no later than the day immediately preceding the Effective Time, the Company shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement that Source elects to terminate by providing written notice to the Company within a reasonable time prior to the Effective Time (collectively, "COMPANY TERMINATING PLAN(S)"). Source agrees that the Continuing Employees shall be eligible to participate, to the extent they were eligible to participate in the Company Terminating Plan, in a comparable Source plan, program or arrangement, as promptly following the Effective Time as is permitted by the terms of such Source plan, program or arrangement. If Source provides such notice to terminate the Terminating Plan(s) to the Company, no later than three business days prior to the Effective Time, the Company shall provide Source with evidence that such Company Terminating Plan(s) have been terminated (effective no later than the day immediately preceding the Effective Time) pursuant to resolutions of the Company's Board of Directors. The Company shall take such reasonable actions as required by Source to effect the provisions of this Section 7.12(b).

            (c) Effective as of the Effective Time, Source will assume all Company Option Plans. The Company shall take such reasonable actions prior to the Effective Time as are reasonably necessary to effect the provisions of this Section 7.12(c), including taking such actions as may be required to confirm that the Source Board of Directors (or its committee) shall, effective as of the Effective Time, become the administrator of the assumed Company Option Plans and shall have any and all amendment authority with respect thereto. For the avoidance of doubt, the parties agree that the assumption by Source of the Company Option Plans in accordance with this Agreement does not adversely affect the rights of the holders of options under such Company Option Plans.

            (d) Prior to the Effective Time, the Company shall take all action necessary under the Company Option Plans or otherwise to permit Source to assume the Company Options in accordance with Section 3.3 and shall have timely provided any notices to optionees required under the Company Option Plans or other agreements.

      7.13 AFFILIATE AGREEMENT. At least 30 days prior to the Closing Date, the Company shall deliver to Source a list of names and addresses of those persons who were, in the reasonable judgment of Source and the Company, at the record date for such party's stockholders' meeting to approve the Merger, "affiliates" (as that term is used in Rule 145 promulgated under the Securities Act including those individuals listed in Section 7.13 of Company Disclosure Schedule). The Company shall use its commercially reasonable efforts to cause each "affiliate" so identified who has not previously delivered an Affiliate Agreement to Source to deliver to Source, on or prior to the Effective Time, an Affiliate Agreement. Source shall be entitled to place appropriate legends on the certificates evidencing the Source Common Stock to be received by the Company's affiliates pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for the Source Common Stock, to the effect that the shares received or to be received by such Company affiliate pursuant to this Agreement may only be sold, transferred or otherwise conveyed pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 or pursuant to an exemption from registration provided under the Securities Act.

      7.14 INDEMNIFICATION OF OFFICERS AND DIRECTORS; DIRECTORS' AND OFFICERS' INSURANCE.

            (a) Source shall cause all rights to indemnification existing in favor of those Persons who are officers and directors of the Company and the Acquired Subsidiaries as of the date of this Agreement (the "INDEMNIFIED PERSONS") for their acts and omissions occurring prior to the Effective Time, whether provided in the Company's Certificate of Incorporation, bylaws or other charter documents (as in effect as of the date of this Agreement) or as provided in indemnification agreements between the Company or an Acquired Subsidiary set forth on Section 7.14 of the Company Disclosure Schedule and said Indemnified Persons (as in effect as of the date of this Agreement) to survive the

      Merger and be observed by Source or the Surviving Entity to the fullest extent permitted by the DGCL until not earlier than the sixth anniversary of the Effective Time.

            (b) From the Effective Time until the sixth anniversary of the Effective Time, Source shall cause the Surviving Entity to provide officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy in effect as of the date hereof, in an amount, on terms, and with scope of coverage comparable to those applicable to such policy; provided, however, that notwithstanding the foregoing, the Surviving Entity shall not be required to pay an aggregate premium on such insurance policy for such entire six (6) year period that is greater than 300% of the annual premium payable under the Company's directors' and officers' insurance policy in effect as of the date hereof; and provided further, however, that notwithstanding the foregoing, Source may satisfy its obligations under this Section 7.14 by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy. If notwithstanding the use of commercially reasonable efforts to do so, Source is unable to maintain or obtain the insurance called for in this Section 7.14(b), the Surviving Entity shall obtain as much comparable insurance as available for the maximum amount set forth in the preceding sentence.

            (c) The provisions of this Section 7.14 are intended to be in addition to the rights otherwise available to the Indemnified Persons by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, and their respective heirs and representatives.

      7.15 CONVERSION OF COMPANY PREFERRED STOCK. The Company shall effect a conversion of all outstanding Company Preferred Stock into Company Common Stock prior to the Effective Time.

      7.16 CAPITALIZATION CERTIFICATE. Ten (10) Business Days prior to the Source Meeting: (i) Source shall furnish the Company with a certificate from its appropriate officers setting forth a true and correct calculation of the Aggregate Share Number and (ii) the Company shall furnish Source with a certificate from its appropriate officers setting forth the true and correct estimate of the capitalization of the Company immediately prior to the Effective Time, after giving effect to all accrued and unpaid dividends on the Company Preferred Stock and the conversion of all Company Preferred Stock, setting forth
(A) the Outstanding Company Common Amount as of the Effective Time and (B) the Outstanding Company Option Amount (each a "CAPITALIZATION CERTIFICATE"). In the case of the Company's Capitalization Certificate, Company shall include a list naming each record holder of Company Common Stock, Company Option, Company Warrant or other right, the number of shares held or subject to such Company Option, Company Warrant or other right (in each case after giving effect to all accrued and unpaid dividends on the Company Preferred Stock and the conversion of all Company Preferred Stock) and the best available address known to the Company for each security holder. Each Capitalization Certificate, together with such mutually agreed modifications, shall serve as the basis for the capitalization certificate to be delivered at the Closing (each, a "FINAL CAPITALIZATION CERTIFICATE").

                                  ARTICLE VIII

                                   CONDITIONS

      8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligation of each party hereto to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) The Source Voting Proposal shall have been approved in the manner required by applicable law, by the applicable regulations of The Nasdaq Stock Market, Inc. and by the vote of the requisite holders of the issued and outstanding shares of capital stock of Source under applicable law and the certificate of incorporation of Source. The Company Voting Proposal shall have been approved in the manner required by applicable law and by the vote or written consent of the requisite holders of the issued and outstanding shares of capital stock of the Company under applicable law and the certificate of incorporation of the Company.

            (b) Any applicable waiting periods or consents under the HSR Act or any other applicable Antitrust Laws relating to the Merger shall have expired, been terminated or been granted, as applicable.

            (c) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its commercially reasonable efforts to have any such injunction lifted.

            (d) Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Source Material Adverse Effect or a Company Material Adverse Effect shall have been filed, been obtained or occurred on terms and conditions which could not reasonably be likely to have a Source Material Adverse Effect or a Company Material Adverse Effect.

            (e) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for such purpose and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing (and not abandoned or withdrawn) by the SEC or its staff.

            (f) Prior to the Closing Date, the Source Common Stock to be issued pursuant to the transactions contemplated by this Agreement shall be approved for listing on the Nasdaq National Market subject to official notice of issuance.

            (g) Source shall have amended its Articles of Incorporation to increase the authorized shares of Source Common Stock from 40,000,000 to 100,000,000 or shall have effected the Reincorporation to provide for an adequate number of shares of Common Stock for the Share Issuance.

            (h) The Company shall have obtained the consent of its primary lender, General Electric Capital Corporation ("GECC"), or the Company or Source shall have entered into an alternative financing arrangement for the combined company on terms no less favorable than those offered by GECC.

            (i) The Distribution shall have been consummated in accordance with Appendix A.

      8.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (any of which may be waived, in writing, by the Company in its sole discretion):

            (a) The representations and warranties of Source contained in
      Article IV of the Agreement shall be accurate as of the date of this Agreement and as of the Effective Time as if made as of the Effective Time, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been accurate as of such date, provided, however, that this
      Section 8.2(a) shall be deemed to be satisfied so long as any failures of such representations and warranties to be so accurate, in the aggregate, do not constitute a Source Material Adverse Effect as of the Effective Time (it being understood that, for purposes of determining the accuracy of the representations and warranties of Source all "Source Material Adverse Effect" qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded). The Company shall have received a certificate signed on behalf of Source by the chief executive officer and the chief financial officer of Source to such effect.

            (b) Source shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Source by the chief executive officer and the chief financial officer of Source to such effect.

            (c) Except as contemplated in the Source Disclosure Schedule, there shall not have occurred, since the date of this Agreement, any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, a Source Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Source by the chief executive officer and the chief financial officer of Source to such effect.

            (d) The Company shall have received a written opinion from its tax counsel, Munger, Tolles & Olson, LLP, in form and substance reasonably satisfactory to it to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; provided, however, that if the counsel of the Company does not render such opinion, this condition shall nonetheless be satisfied with respect to the Company if counsel to Source renders such opinion to Source. The parties to this Agreement agree to make such reasonable representations as requested by their counsel for the purpose of rendering such opinions.

            (e) The Bylaws Amendment shall have been approved and adopted by the Source Board prior to the effectiveness of the Merger.

            (f) The Company shall have received a true and correct Final Capitalization Certificate from Source and such Final Capitalization Certificate shall be true and correct immediately prior to the Effective Time.

            (g) Source shall have obtained resignations from the members of its Board of Directors who will not continue on the Board of Directors at the Effective Time.

            (h) Source shall have executed and delivered the Stockholder's Agreement to the Principal Stockholder.

            (i) Source shall have executed and delivered the Consulting Agreement to Yucaipa.

      8.3 CONDITIONS TO OBLIGATION OF SOURCE AND MERGER SUB TO EFFECT THE MERGER. The obligations of Source and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (any of which may be waived by Source in its sole discretion):

            (a) The representations and warranties of the Company contained in
      Article V of the Agreement shall be accurate as of the date of this Agreement and as of the Effective Time as if made as of the Effective Time, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been accurate as of such date, provided, however, that this
      Section 8.3(a) shall be deemed to be satisfied so long as any failures of such representations and warranties to be so accurate, in the aggregate, do not constitute a Company Material Adverse Effect as of the Effective Time (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Company, all "Company Material Adverse Effect" qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded). Source shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

            (b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Source shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

            (c) Except as contemplated in the Company Disclosure Schedule, there shall not have occurred, since the date of this Agreement, any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, a Company Material Adverse Effect; and Source shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

            (d) Dissenters' rights, as contemplated by Section 3.5 hereof, shall not have been exercised with respect to more than five percent (5%) of the outstanding shares of Company Common Stock.

            (e) All shares of Company Preferred Stock shall have been converted into Company Common Stock prior to the Effective Time.

            (f) Source shall have received a written opinion from its tax counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, in form and substance reasonably satisfactory to it to the effect that the Merger will constitute a tax-free reorganization within the meaning of
      Section 368(a) of the Code and such opinion shall not have been withdrawn; provided, however, that if the counsel of Source does not render such opinion, this condition shall nonetheless be satisfied with respect to the Source if counsel to the Company renders such opinion to the Company. The parties to this Agreement agree to make such reasonable representations as requested by their counsel for the purpose of rendering such opinions.

            (g) Source shall have received a true and correct Final Capitalization Certificate from the Company and such Final Capitalization Certificate shall be true and correct immediately prior to the Effective Time.

            (h) Each of the agreements listed on Section 8.3(h) of the Company Disclosure Schedule shall have been terminated.

            (i) The Principal Stockholder shall have executed and delivered the Stockholder's Agreement to Source.

            (j) Yucaipa shall have executed and delivered the Consulting Agreement to Source.

                                   ARTICLE IX

                         TERMINATION; FEES AND EXPENSES

      9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written agreement of the parties hereto.

      9.2 TERMINATION BY SOURCE OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by either Source or the Company if:

            (a) the Merger shall not have been consummated by April 30, 2005 (the "TERMINATION DATE"), provided that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been a principal cause of the failure to consummate the Merger by the Termination Date;

            (b) at the Company Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Merger shall not have been obtained, or if the Company has not provided notice for a Company Meeting, the failure to obtain the requisite written consents of the stockholders of the Company necessary to approve the Company Voting Proposal by the date of the Source Meeting (provided, however, that the right to terminate this Agreement under this Section 9.2(b) shall not be available to: (x) any party whose failure to fulfill any obligation under this Agreement has been a principal cause of the failure to obtain such requisite vote or (y) the Company, if the failure to obtain such requisite vote has been principally caused by a breach of the Shareholder's Voting Agreement by any party thereto other than Source);

            (c) at the Source Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Source Voting Proposal is taken, the requisite vote of the stockholders of Source in favor of the Source Voting Proposal shall not have been obtained (provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of the failure to obtain such requisite vote); or

            (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to clause (d) above shall have used its commercially reasonable efforts to remove such order, decree or ruling.

      9.3 TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if:

            (a) (i) Source shall have materially and knowingly breached any of its obligations under Section 7.2 or Section 7.7(c) (other than breaches under Section 7.7(c) which are cured within 15 days or such longer period as may be required under applicable law and/or Source's Articles of Incorporation or bylaws after notice from the Company) of this Agreement;

                  (ii) the Source Board shall (A) withdraw, modify, condition or qualify the Source Recommendation in a manner adverse to the Company, (B) approve or recommend to the stockholders of Source an Acquisition Proposal (other than by the Company or its Affiliates),
            (C) approve or recommend that the stockholders of Source tender their shares in any tender or exchange offer that is an Acquisition

            Proposal (other than by the Company or its Affiliates), or (D) approve a resolution or agree to do any of the foregoing; or

                  (ii) any Third Party acquires Beneficial Ownership of a
            majority of the outstanding Source Common Stock; or

            (b) there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Source set forth in this Agreement, which breach (i) would cause the conditions set forth in Section 8.2(a) or (b) not to be satisfied, and (ii) shall not have been cured within 15 days following receipt by Source of written notice of such breach from the Company (except in the case of a breach that is not curable or efforts to cure such breach have ceased).

      9.4 TERMINATION BY SOURCE. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Source Board if:

            (a) the Company shall have materially and knowingly breached any of its obligations under Section 7.2 or Section 7.7(c) (other than breaches under Section 7.7(c) which are cured within 15 days after notice from Source) of this Agreement; or

            (b) there has been a breach of or failure to perform any representation, warranty, covenant or agreement (other than those referred to elsewhere in this Section 9.4) on the part of the Company set forth in this Agreement, which breach (i) would cause the conditions set forth in
      Section 8.3(a) or (b) not to be satisfied, and (ii) shall not have been cured within 15 days following receipt by the Company of written notice of such breach from Source (except in the case of a breach that is not curable or efforts to cure such breach have ceased); or

            (c) Source concurrently enters into a definitive agreement for a Superior Proposal in accordance with, or has otherwise complied with, all provisions of Section 7.2 hereof and concurrently with such termination, Source shall have paid to the Company the Termination Fee in accordance with Section 9.6.

      9.5 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, all obligations of the parties hereto shall terminate; provided that (i) any such termination shall not relieve any party from liability for any breach of this Agreement and (ii) the provisions of this Section 9.5, Section 9.6, Article XII of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

      9.6 FEES AND EXPENSES.

            (a) Except as set forth in this Section 9.6, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Source and the Company shall share equally (i) the aggregate filing fees of the parties' pre-merger notification report under the HSR Act and compliance with other foreign Antitrust Laws, if any, and (ii) all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing and filing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

            (b) In addition to any payment required by Section 9.6(a) and notwithstanding any other provision of this Agreement, Source agrees that:

                  (i) if this Agreement is terminated pursuant to Section
            9.3(a)(i), Section 9.3(a)(ii), Section 9.3(a)(iii) or Section 9.4(c) then Source shall immediately pay to the Company the Termination Fee;

                  (ii) if this Agreement is terminated pursuant to Section
            9.2(a), Source shall pay to the Company the Termination Fee if (1) a Third Party has made an Acquisition Proposal and not withdrawn such Acquisition Proposal at the Termination Date and (2) within twelve
            (12) months following such termination, any Third Party Acquisition is consummated or Source enters into a definitive agreement providing for a Third Party Acquisition (for purposes of this clause, the terms "Acquisition Proposal" and "Third Party Acquisition" shall have the meanings assigned to such terms except that it shall refer only to Source and references to "15%" in the definition shall be references to 50%); and

                  (iii) if this Agreement is terminated pursuant to Section
            9.2(c), (A) Source shall pay to the Company a fee of $2 million plus the Company's reasonable, out-of-pocket expenses (supported by documentation and subject to Source's right, along with its Representatives as reasonably necessary to audit the records of the Company to verify such expenses) incurred in connection with the transactions contemplated hereby (excluding the Distribution); provided that the aggregate amount paid pursuant to this Section 9.6(b)(iii)(A) shall not exceed $5 million and (B) if (1) a Third Party has made an Acquisition Proposal and not withdrawn such Acquisition Proposal at the time of the Source Meeting and (2) within twelve (12) months following such termination, any Third Party Acquisition is consummated or Source enters into a definitive agreement providing for a Third Party Acquisition (for purposes of this clause (iii), the terms "Acquisition Proposal" and "Third Party Acquisition" shall have the meanings assigned to such terms except that it shall refer only to Source and references to "15%" in the definition shall be references to 50%), Source shall pay to the Company an amount, if any, equal to the Termination Fee, less amounts paid pursuant to Section 9.6(b)(iii)(A). The parties acknowledge that certain invoices may not separate the expenses attributable to the Distribution. The Company shall estimate the expenses on those invoices related to the Distribution, and Source acknowledges that such estimate will not be capable of audit but shall represent a good faith approximation of the expenses related to the Distribution.

            (c) The parties acknowledge that the agreements contained in this
      Section 9.6 are an integral part of the transactions contemplated by this Agreement and that, without such agreements, the parties would not enter into this Agreement. If either party fails to promptly pay to the other party the applicable termination fee if and when it becomes due hereunder, such breaching party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such applicable termination fee was required to be paid.

                                   ARTICLE X

                              AMENDMENT AND WAIVER

      10.1 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Such amendment may take place at any time prior to the Closing Date, and, subject to applicable law, whether before or after approval by the stockholders of the Company or Source.

      10.2 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XI

                                  DEFINITIONS

            As used herein, the following terms shall have the following meanings:

            "AFFILIATE" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "CONTROL" (including the correlative terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "BENEFICIAL OWNERSHIP" shall have the meaning provided under Section 13(d) of the Exchange Act and the rules and regulations promulgated under such section.

            "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in New York are authorized by law to close.

            "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

            "CODE" means the Internal Revenue Code of 1986, as amended, and any regulations and rulings thereunder.

            "COMPANY MATERIAL ADVERSE EFFECT" means any change, event, occurrence, violation, inaccuracy, circumstance, development or effect that is or is reasonably likely to (i) be materially adverse to the business, operations, assets, capitalization, results of operations or financial condition of the Company and the Acquired Subsidiaries, taken as a whole or (ii) materially impede the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any changes, events, occurrences, violations, inaccuracies, circumstances, developments or effects that are (a) caused or resulting from conditions affecting the industries in which the Company or the Acquired Subsidiaries participates, the U.S. economy as a whole, or foreign economies as a whole in any countries where the Company or the Acquired Subsidiaries have material operations or the capital markets generally (which changes in each case do not materially and disproportionately affect the Company and the Acquired Subsidiaries), (b) caused by or resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism or (c) attributable to the public announcement or pendency of this Agreement or the performance of this Agreement by the Company.

            "CHANGE OF CONTROL" shall mean: (i) a reorganization or merger of Source with or into any other entity which will result in Source's stockholders immediately prior to such transaction not holding, as a result of such transaction, at least 50% of the voting power of the surviving or continuing entity or entity controlling the surviving or continuing entity or (ii) a sale of all or substantially all of the assets of the corporation which will result in Source's stockholders immediately prior to such sale not holding, as a result of such sale, at least 50% of the voting power of the purchasing entity.

            "DISTRIBUTION" shall have the meaning shall have the meaning provided in the Appendix A hereto.

            "DOL" means the Department of Labor.

            "DFSG" means the Distribution and Fulfillment Services Group of the Company.

            "EMPLOYEE" means any current or former or retired employee, consultant, contractor or director of the Company or any ERISA Affiliate.

            "EMPLOYEE AGREEMENT" means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee.

            "EMPLOYEE BENEFIT PLAN" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, retirement benefits, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained in the past three years, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "ERISA AFFILIATE" means each Subsidiary of the Company and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

            "GOVERNMENTAL AUTHORITY" means any Federal, state, local or foreign government, court, administrative agency or commission or other governmental or regulatory authority or instrumentality.

            "GROUP" or "GROUP" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international, regional and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, non-technical data, formula, methods, techniques, financial data, and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

            "INTERNATIONAL EMPLOYEE PLAN" means any Employee Benefit Plan that has been adopted or maintained by the Company or any ERISA Affiliate, with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

            "KNOWLEDGE" or "KNOWLEDGE" means, (i) with respect to the Company, the actual knowledge of Alan Tuchman, George Campagna, Peter Blei and Tony Schnug and (ii) with respect to Source, the actual knowledge of S. Leslie Flegel, Marc Fierman, James R. Gillis, Douglas Bates and Jason Flegel.

            "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

            "MINIMUM HOLDING DATE" means the date on which the Principal Stockholder and the Principal Stockholder Group Members own less than 10% in the aggregate of the outstanding Source Common Stock.

            "MULTIEMPLOYER PLAN" means any "Pension Plan" which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

            "PENSION PLAN" means an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization.

            "PRINCIPAL STOCKHOLDER" shall have the meaning provided in the Recitals hereto.

            "PRINCIPAL STOCKHOLDER GROUP MEMBER(S)" means the Principal Stockholder and those of its Affiliates and members and Persons who file
Schedule 13Ds and Schedule 13Gs pursuant to the Exchange Act as a Group with Principal Stockholder.

            "SEC" means the Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "SOURCE EMPLOYEE AGREEMENT" means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Source or any Source ERISA Affiliate and any current or former or retired employee, consultant, contractor or director of Source or any Source ERISA Affiliate.

            "SOURCE EMPLOYEE BENEFIT PLAN" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, retirement benefits, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "Source Employee Benefit Plan," within the meaning of Section 3(3) of ERISA which is or has been maintained in the past three years, contributed to, or required to be contributed to, by Source or any Source ERISA Affiliate for the benefit of any Employee, or with respect to which Source or any Source ERISA Affiliate has or may have any liability or obligation.

            "SOURCE ERISA AFFILIATE" means each subsidiary of Source and any other person or entity under common control with Source or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

            "SOURCE MATERIAL ADVERSE EFFECT" means any change, event, occurrence, violation, inaccuracy, circumstance, development or effect that is or is reasonably likely to (i) be materially adverse to the business, operations, assets, capitalization, results of operations or financial condition of Source and its Subsidiaries taken as a whole or (ii) materially impede the ability of Source to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Source Material Adverse Effect: any changes, events, occurrences, violations, inaccuracies, circumstances, developments or effects that are (a) caused or resulting from conditions affecting the industries in which Source or its Subsidiaries participates, the U.S. economy as a whole, or foreign economies as a whole in any countries where Source or its Subsidiaries have material operations or the capital markets generally (which changes in each case do not materially and disproportionately affect Source and its Subsidiaries), (b) caused by or resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, (c) attributable to the public announcement or pendency of this Agreement or the performance of this Agreement by Source, or (d) any change in the market price or trading volume of Source Common Stock, in and of itself, after the date hereof

            "SOURCE SEC REPORTS" shall have the meaning provided in Section 4.5 hereof.

            "SOURCE VOTING AGREEMENTS" shall have the meaning provided in the Recitals hereto.

            "SPINCO BUSINESS" shall have the meaning provided in the Recitals hereto.

            "STOCKHOLDER DESIGNATED DIRECTOR(S)" means the individual or individuals of Principal Stockholder's choice that Principal Stockholder has the right to designate as a nominee for election to the Source Board.

            "SUBSIDIARY" when used with respect to any Person means any corporation, partnership, limited liability company, joint venture or other business entity in which a party owns, directly or indirectly, more than half of the voting securities of, or other interests in, such entity or has the right or has the ability to elect, designate or appoint a majority of the Board of Directors or other Persons performing similar functions of such Person.

            "SUPERMAJORITY BOARD APPROVAL" means (i) the approval of at least 75% of the total number of members of the Source Board or (ii) the unanimous written consent of the Source Board.

            "TAX RETURNS" means any return, report or other document required to be supplied to a taxing authority in connection with Taxes.

            "TAX SHARING AGREEMENT" means the tax sharing and indemnification agreement between Company and Spinco contemplated in Appendix A.

            "TAXES" means (i) all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amount described in section (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (iii) any obligations under any agreements or arrangements with any other Person with respect to amounts described in sections (i) and (ii) of this definition (including any liability for such amounts of a predecessor entity).

            "TERMINATION FEE" means a cash amount equal to $5 million.

            "THIRD PARTY" means any Person or group (as such term is defined in Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder) of Persons other than the Company and its Affiliates and Source and its Affiliates, as applicable.

            "THIRD PARTY ACQUISITION" means the consummation by a Third Party of any transaction or series of transactions described in clauses (a) through (d) of the definition of "ACQUISITION PROPOSAL."

            "TRANSACTION DOCUMENTS" means this Agreement, the Voting Agreements, the Stockholder's Agreement, the Consulting Agreement, and the Affiliate Agreements and all other documents to be executed by the parties hereto in connection with the consummation of transactions contemplated hereby.

            "VOTING AGREEMENT" has the meaning provided in the Recitals hereof.

                                  ARTICLE XII

                               GENERAL PROVISIONS

      12.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Source and the Company contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article XII shall survive the Effective Time.

      12.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Source or Merger Sub to:

          Source Interlink Companies, Inc.
          27500 Riverview Center Blvd.,
          Suite 400
          Bonita Springs, Florida 34134
          Attention: S. Leslie Flegel, Chairman and Chief Executive Officer
          Facsimile: (239) 949-7649

          with copies to:

          Source Interlink Companies, Inc.
          27500 Riverview Center Blvd.,
          Suite 400
          Bonita Springs, Florida 34134
          Attention: Douglas J. Bates, Esq., General Counsel
          Facsimile: (239) 949-7689

          and:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California  94304-1050
          Attention: Steven V. Bernard
                     Steve L. Camahort
          Facsimile: (650) 493-6811

If to the Company to:

          Alliance Entertainment Corp.
          4250 Coral Ridge Drive
          Coral Springs, Florida 33065
          Attention: Alan Tuchman, President and Chief Operating Officer
          Facsimile: (954) 344-7173

          with copies to:

          Alliance Entertainment Corp.
          4250 Coral Ridge Drive
          Coral Springs, Florida 33065
          Attention: Alliance Legal Department
          Facsimile: (954) 255-4068
          and:

          Munger, Tolles & Olson LLP
          355 South Grand Avenue
          35th Floor
          Los Angeles, CA  90071
          Attention: Robert B. Knauss
                     Sandra Seville-Jones
          Facsimile: (213) 683-5137

      12.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties hereto acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the parties hereto.

      12.4 ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein and the exhibits and schedules attached hereto) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

      12.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

      12.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      12.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      12.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for the Indemnified Persons pursuant to Section 7.14.

      12.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      12.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Additionally, notwithstanding the foregoing or anything to the contrary contained in this Agreement, Source is specifically permitted to consummate the Reincorporation of Source into the State of Delaware and assign this Agreement to its successor in such Reincorporation.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                 SOURCE INTERLINK COMPANIES, INC.

                                 By:/s/ S.Leslie Flegel
                                    --------------------------------------------
                                    Name: S. Leslie Flegel
                                    Title: Chairman and Chief Executive Officer

                                 ALLIANCE ENTERTAINMENT CORP.

                                 By:/s/ Alan Tuchman
                                    --------------------------------------------
                                    Name: Alan Tuchman
                                    Title: President and Chief Operating Officer

                                 ALLIGATOR ACQUISITION, LLC
                                 by Source Interlink Companies, Inc.,
                                 its sole member

                                 By: /s/ S.Leslie Flegel
                                    --------------------------------------------
                                    Name: S. Leslie Flegel
                                    Title: Chairman and Chief Executive Officer

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                 APPENDIX A(1)


         Certain of the Company's direct and indirect wholly-owned subsidiaries engage in the business of developing and licensing entertainment databases and kiosk-based products and selling related products and services. In connection with and as a condition to the Merger, these businesses will be reorganized and contributed, sold or otherwise transferred to Digital On-Demand, Inc., a wholly-owned subsidiary of the Company, and/or one or more other existing or newly created, direct or indirect subsidiaries of the Company (other than DFS, as defined below, or its subsidiaries) (collectively, the "Digital Entities"), including, at the Company's election and without limitation, through the initial transfer of the shares of a Digital Entity to DFS or its subsidiaries; the Company may contribute, sell or otherwise transfer the shares and other securities of one or more Digital Entities to other Digital Entities; the Digital Entities may engage in certain additional transactions among themselves; and the shares and other securities of the Digital Entities will be spun-off or otherwise distributed to the stockholders of the Company (together with the steps contemplated by Section I below, the "Distribution"). This appendix sets forth the general terms of the Distribution.

I. STRUCTURE OF THE SPIN

         AEC One Stop Group, Inc. ("AEC One Stop") is a wholly-owned, indirect subsidiary of the Company. A portion of the businesses included in the Distribution is operated as a division (the "All Media Guide Division") within AEC One Stop. As part of the Distribution, AEC One Stop will cause substantially all of the assets and liabilities of the All Media Guide Division consistent with Section II below (as well as any additional assets and/or liabilities related to the All Media Guide Division that are held under AEC One Stop) and the assets and liabilities of All Media Guide, Inc. (collectively, the "AMG Items") to be reorganized and contributed, sold or otherwise transferred to the Digital Entities (and All Media Guide, Inc. will be dissolved or otherwise included in Spinco, as defined below), including, at the Company's election and without limitation, through the initial transfer of the shares of a Digital Entity to DFS or its subsidiaries. It is currently contemplated that such reorganization and contribution, sale or other transfer will be effected through
(1) the transfer of the AMG Items to a newly-formed LLC ("AMG LLC"), through contribution, entity conversion or otherwise, (2) AEC One Stop's distribution of all of its interest in and to AMG LLC to Distribution & Fulfillment Services Group, Inc. ("DFS"), a direct, wholly-owned subsidiary of the Company, (3) DFS's distribution of all of its interest in and to AMG LLC to the Company, (4) the Company's contribution, sale or other transfer of all of its interest in and to AMG LLC to the Digital Entities, and (5) the Company's distribution of the shares and other securities of the Digital Entities, which shall also include the interests of AMG LLC (collectively, "Spinco"), to its stockholders. As noted above, at the Company's election, certain of the foregoing steps may be effected through the initial transfer of the shares of a Digital Entity to DFS or its subsidiaries. In addition, the Company may contribute, sell or otherwise transfer the shares and other securities of one or more Digital Entities to other Digital Entities; and the Digital Entities may engage in certain additional contribution, sale or other transactions among themselves.

----------

(1) Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

         The transactions comprising the Distribution will occur in such order as is selected by the Company. The consummation of the Distribution will occur at such time prior to the consummation of the Merger as is selected by the Company (such date referred to herein as the "Spin Date").

II. SPUN ASSETS AND LIABILITIES

         The businesses of Spinco (the "Spinco Business") consists of two sub-businesses:

                  (i) the "All Media Guide" business, which involves the development, licensing and sale of music, movie and video game databases providing music sound clips and software and services for the recognition and identification of CDs, DVDs and digital music files. This business is operated primarily as an unincorporated division of AEC One-Stop referred to as the All Media Guide Division and also includes All Media Guide, Inc., a wholly-owned subsidiary of AEC One Stop; and

                  (ii) the "Digital On-Demand" business, which involves the development, licensing and sale of kiosk-based products (including listening stations and digital distribution terminals) and services related to the digital distribution and manufacturing of music and related entertainment goods. This business is primarily conducted in and through Digital On-Demand, Inc. and includes DOD Acquisition Sub, a wholly owned subsidiary of the Company, and Digital Holding, Inc., a wholly owned subsidiary of DOD Acquisition Sub.


         The assets of the Spinco Business that will be spun-off from the Company as part of the Distribution are the following:

         1. The All Media Guide Division contracts (consisting mostly of licensing agreements for the AMG Databases, SonicGuide sound sampling service, and the media recognition software and service and agreements with freelance writers) listed on
                  Exhibit 6 to this Appendix A and any similar contracts, in each case, to the extent related solely to the Spinco Business;

         2. The Digital On-Demand contracts (consisting mostly of retail and technology agreements) listed on Exhibit 6 to this Appendix A and any other contracts entered into by any Digital Entities, in each case, to the extent related solely to the Spinco Business;

         3.       The real property leases listed on Exhibit 7 to this Appendix
                  A;

         4. The vendor agreements listed on Exhibit 4 to this Appendix A and any other vendor agreements, in each case, to the extent related solely to the Spinco Business;

         5. The content licenses and agreements listed on Exhibit 6 to this Appendix A and all other content licenses and agreements, in each case, to the extent related solely to the Spinco Business;

         6. The following Spinco Business databases: the "All Music Guide," "All-Movie Guide," "All-Game Guide," and any other databases to the extent related solely to the Spinco Business;

         7. The "Digital On-Demand" software systems, subsystems and databases, the "RedDot" network and in-store systems software, the "Mercury Dot" technology, and any software systems, subsystems and databases, including as listed on Exhibit 13.2, in each case related solely to the Spinco Business;

         8. The transfer of all other intellectual property related solely to the Spinco Business;

         9. The tangible personal property, including, without limitation, furniture, fixtures, equipment, machinery, vehicles, tools, supplies and leasehold improvements listed on Exhibit 3 to this Appendix A located on the premises covered in the real property leases set forth in Item 3 above;

         10. All receivables outstanding on the Spin Date that arose in the ordinary course of the Spinco Business on or prior to the Spin Date to the extent related solely to the Spinco Business;

         11. The existing files, books and records of the Spinco Business located on the leased premises of the Spinco Business related solely to the Spinco Business;

         12.      All NOLs attributable to Digital On-Demand, Inc.;

         13. All inventory, raw materials, works-in-process, finished goods, prepayments, prepaid expenses, advances, claims, choses in action, rights of recovery, rights of set-off, and rights to refunds, in each case, related solely to the Spinco Business;

         14.      The domain names listed on Exhibit 5;

         15.      All licenses and permits related solely to the Spinco
                  Business;

         16. All trademarks, copyrights and patents listed on Exhibit 12 and any other tradenames, copyrights and patents related solely to the Spinco Business;

         17.      All "AMG Developed Applications" listed on Exhibit 13.1;

         18. All owned and licensed software developed by third parties and licensed or purchased for use, including as listed on Exhibit 14, in each case related solely to the Spinco Business; and

         19.      All goodwill related solely to the Spinco Business.

         To the extent that there are additional assets used solely in the conduct of the Spinco Business, such assets will be included in the assets to be spun off on the Spin Date. The term "related solely to the Spinco Business" shall not be negated by the provision of any service of the Spinco Business to or on behalf of the Company.

         To the extent there are shared assets, Spinco and the Company will provide terms in the separation agreement and enter into a Transition Services Agreement and/or License Agreement to give access to/benefit of certain assets to Spinco. The agreement between the parties shall not constitute an assignment of any asset or the assumption of any liability if such an assignment or assumption would constitute a breach or default under the agreement or adversely affect the rights or increase the obligations of the parties. The Company and Spinco shall enter into reasonably cooperative arrangements as may be reasonably acceptable to both to provide for or impose upon Spinco the benefits of any asset or the obligations of any liability. To the extent that there are agreements that are shared between the Company and Spinco, the parties will enter into reasonably cooperative arrangements to permit performance under such agreements and to allocate payments received or to be made or the obligation or liabilities thereunder in an equitable manner if not separately identified in the agreement. Each party shall cooperate with the other to give access to or copies of any books or records that may be reasonably requested as relevant to the other party's ongoing businesses, including prior tax records. The retention of records shall be coordinated between the parties. If a pre-closing obligation to a third party has not been performed by the Company, and after the Spin Date, Spinco has the assets uniquely capable of performing such obligation, then Spinco, at the Company's request, shall satisfy the obligation to the third party and the Company shall reimburse Spinco for its cost of performance.

         Spinco will assume: (i) all current liabilities incurred and expenses accrued relating solely to the Spinco Business, (ii) all liabilities, claims or actions arising from the operation of the Spinco Business on and after the Spin Date, including on-going obligations under any assigned contract or any shared contract to the extent allocable to Spinco for services received or rendered by Spinco after the Spin Date, (iii) accrued vacation, personal days and floating holidays of the Spinco employees as of the Spin Date; and (iv) tax liabilities as set forth in the Tax Sharing and Indemnification Agreement (the "Assumed Liabilities"). The current liabilities outstanding as of September 30, 2004 are listed in Exhibits 8 and 9, and the Company will update those exhibits as of the Spin Date.


         Any liabilities and obligations of the Company not described in the immediately preceding paragraph as Assumed Liabilities shall be the sole responsibility of the Company. In particular, Spinco shall not assume and shall have no liability or obligations of the Company as follows: (i) payment or other allocations with respect to income taxes (except as provided below) for periods prior to the Spin Date; (ii) the GECC loan and any intercompany amounts; (iii) any pending litigation, including the Muze litigation; and (iv) any liabilities, claims or actions arising from the operation of the Spinco Business prior to the Spin Date, other than for items identified in clause (i) and (iii) of the preceding paragraph.


         The Company expects that some or all of the Distribution will be a taxable transaction at the corporate level. The Company will utilize consolidated NOLs and other attributes, to the extent available after offset against operating income of the consolidated group, to shelter the gain on the Distribution. NOLs will be absorbed pursuant to Treas. Reg. Sections 1.1502-21 and -21T. Spinco shall indemnify the Company with respect to certain tax consequences of the Distribution, as described in Section III(3) below.

         Notwithstanding the foregoing, the month-end immediately following the Distribution, the Company shall have a Tangible Net Worth (as defined below) of at least $20.7 million (the "Measurement Date"). The balance sheet used for the calculation of Tangible Net Worth shall be the Company's monthly internally generated consolidating balance sheet, prepared in a manner consistent with the past practice of the Company, excluding all assets and liabilities of SBU 2 (Information Services Group ("AMG")) and SBU 3 (Digital Media Infrastructure Group ("Digital on Demand") except the amount classified as Revolving Credit Facility in SBU 2 and SBU 3, which represent AMG and Digital on Demand intercompany amounts and thus should be reclassified to Due From Affiliates from Revolving Credit Facility (the "Intercompany Receivable") (the "Balance Sheet"). "Tangible Net Worth", calculated from the Balance Sheet, shall mean Total Assets less Total Liabilities less amounts classified as Due From Affiliates ("DFA") less Intercompany Receivable less amounts classified as Investments in Subsidiaries ("IIS") (DFA, Intercompany Receivable and IIS shall collectively be referred to as the "Intercompany Amounts") less amounts classified as Reorganization Value in Excess of

Amounts Allocable to Identifiable Assets ("Reorganization Value") less amounts classified as Goodwill less amounts classified as Deferred Financing Costs (Reorganization Value, Goodwill and Deferred Financing Costs shall collectively be referred to as the "Intangible Amounts"). The calculation on Measurement Date shall be computed in a manner consistent with the calculation set forth on Attachment A hereto. For purposes of this calculation, intangibles related to capitalized software costs should not reduce Tangible Net Worth. Tangible Net Worth shall exclude, to the extent accrued, expensed, or paid at the Measurement Date, transaction expenses related to the Merger, including the $4 million transaction fee payable to Yucaipa and professional fees payable to Munger Tolles & Olson and Pricewaterhouse Coopers. In the event that the Company would otherwise have a Tangible Net Worth of less than $20.7 million, Spinco shall elect to assume such additional liabilities (which shall be included in the "Assumed Liabilities") or forego such current assets as necessary to ensure such minimum Tangible Net Worth. Amounts not defined in the definition of Tangible Net Worth shall refer to amounts classified on the Company's monthly balance sheet.

         If the Company has insurance coverage applicable to any Assumed Liabilities, it shall cooperate with Spinco to make the benefits of such coverage available to Spinco.

         For a period of two years after the Spin Date, Spinco and the Company will agree not to solicit (other than through a general advertisement or non-specific means) each other's employees or consultants or independent contractors who devote all or substantially all of their time to Spinco or the Company, as applicable.

         Except for personnel in the accounting and legal areas, those employees who currently devote substantially all of their time to the Spinco Business will be offered employment by Spinco after the Distribution. A list of the current employees is attached hereto as Exhibit 2.

III. RELATIONSHIP BETWEEN SPINCO AND THE COMPANY AFTER THE DISTRIBUTION

1. Licensing and Co-Marketing Arrangement

         Effective as of the Spin Date, the Company and Spinco will enter into a license, sublicense, and co-marketing agreement arrangement. Please see Exhibit 1.

2. Spinco Transition/Shared Services Agreement

         For a period of no more than six (6) months following the Spin Date, Spinco and the Company will enter into a transition/shared services agreement pursuant to which the Company will provide certain services to Spinco. These services may include:

         a) HR -Payroll, benefit programs, HR management

         b) Accounting

                  (1) A/R collection - credit review

                  (2) AP bill paying

                  (3) Insurance placement/case management

                  (4) Financial preparation

                  (5) Trial balance for AMG only

                  (6) Cash Management

                  (7) Tax Returns

         c) Legal


                  (1) Contract negotiation

                  (2) Contract write-up - Legal review and drafting of
                      contracts.

                  (3) Litigation management

         Each of these service areas (HR, Accounting and Legal) may be terminated by Spinco at any time prior to the six (6) month anniversary of the Spin Date. Spinco shall use commercially reasonable efforts to terminate the services as soon as reasonably practicable. Spinco and the Company will agree to cooperate with one another to separate the Spinco Business and the Company's business as soon as practicable.


         The Company will bill Spinco for the transition services at an aggregate rate of $25,000 per month. To the extent that Spinco terminates any service area on fifteen days' notice, then the fee shall be reduced by the amount for such service area as set forth on Exhibit 10. If Spinco's use of the time of the personnel in any service area is expected to exceed that which is set forth on Exhibit 10, then the parties shall discuss increasing the fee in a manner consistent with the assumptions made to calculate the amounts set forth in Exhibit 10; provided, however, Spinco shall not be obligated to pay any increased fee unless it agrees in writing. The Company shall not be obligated to provide any services in excess of those set forth on Exhibit 10 in the absence of any fee arrangement.

         Recognizing that the Company is not in the business of providing the services contemplated by this transition/shared services agreement, and that it is performing such services at cost, the Company shall not be liable for any services provided thereunder absent its gross negligence or willful misconduct. In no event shall either party be entitled to incidental, special, exemplary, punitive or consequential damages.

3. Noncompete

         The Company and Spinco shall enter into a noncompetition agreement to provide that for a period of one year from the Spin Date, Spinco will not engage in the business of distribution and fulfillment of prepackaged, physical VHS, CDs or DVDs containing audio or video files or other prepackaged, physical products containing audio or video files, provided, however, the foregoing shall not include video games. The noncompete shall not bind an acquirer of Spinco's assets through an asset acquisition or any other successor to Spinco's business that would not otherwise be bound by operation of law.

4. Tax Sharing and Indemnification Agreement

         Spinco and the Company will enter into a tax sharing and indemnification agreement, which will address, among other items:

         (a) The Company's inclusion of the income of Spinco (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13) on the Company's consolidated federal income Tax Return (and any comparable state returns) for all periods through the date of the Distribution, and the payment of any Taxes attributable to such income. All such Tax Returns shall be prepared and filed in a manner consistent with past practice. The Company and Spinco shall cooperate with each other in the preparation of such Tax Returns, provided that Spinco shall control the reporting of the Distribution, and Spinco shall have the right to review and approve the portions of any such Tax Returns relating to the Company's pre-Distribution activities, which approval shall not be unreasonably withheld or delayed. The Company shall not amend any material Tax Return that includes any period prior to or including the Distribution without the approval of Spinco if such amendment relates to the reporting of the Distribution, would result in an indemnity obligation on the part of Spinco or would otherwise reduce Spinco's NOLs or other attributes, which approval shall not be unreasonably withheld or delayed;

         (b) The indemnity to be provided by Spinco to the Company for any Taxes payable by the Company with respect to the Distribution (which shall include each of the steps comprising part of the Distribution, including those steps described in Section I (Structure of the Spin) of this Appendix A) for the taxable year in which the Distribution occurs (including, primarily, Taxes resulting from the failure of the Company's consolidated NOLs or other attributes to fully offset any gain arising from the Distribution). For the avoidance of doubt, such indemnity shall not extend to Taxes (including any Taxes attributable to any reduction in the Company's consolidated NOLs or other attributes as a result of the Distribution) arising from transactions or activities of the Company other than the Distribution. If the Distribution and Merger transactions occur in the same taxable year, such indemnity shall not include any Taxes to the extent attributable to a reduction in the Company's consolidated NOLs or other attributes due to transactions or activities of Salamander or transactions or activities of the Company for such year that are properly allocable to the portion of the year following the Merger. The Company shall reduce (or to the extent previously paid by Spinco to the Company, promptly pay back to Spinco) the amount of any indemnity claim for Taxes payable by the Company with respect to the Distribution by the value of any Tax benefit actually realized by the Company as a result of any losses generated by the Distribution not otherwise allocated to Spinco pursuant to Treas. Reg. Sections 1.1502-21 and -21T. The Company shall have no obligation to file any amended Tax Return in order to realize any such Tax benefit;

         (c) The indemnity to be provided by the Company to Spinco with respect to any Taxes of the Company or its subsidiaries payable by Spinco as a result of the application of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law); and

         (d) The conduct of any audits and contests relating to the Company's Taxes. The Company shall allow Spinco and its counsel to participate (at Spinco's expense) in any audit of the Company's Tax Returns to the extent related to the Distribution or the Company's pre-Distribution activities if such audit relates to the reporting of the Distribution or the resolution of such items would result in an indemnity obligation on the part of Spinco or would otherwise reduce Spinco's NOLs or other attributes, and shall not settle any such audit or contest in a manner that would adversely affect Spinco (including by modifying the taxation of the Distribution to the Company's shareholders, increasing its liability under the indemnity described in paragraph (b) above or reducing Spinco's NOLs or other attributes), without the approval of Spinco, which approval shall not be unreasonably withheld or delayed;

         (e) The term of the indemnity provisions. The indemnity provisions will expire on the date that is 30 days following the expiration of the applicable statute of limitations.

5. Indemnification Agreement.

         The Company and Spinco will enter into an Indemnification Agreement at or prior to Spin Date, which will provide that Spinco will indemnify, defend and hold the Company and its affiliates and successors harmless against any and all liabilities, in perpetuity, relating to or arising out of the Assumed Liabilities, other than tax liabilities.

6. Survival of Agreements

         Each of the agreements shall provide that the agreements, obligations and rights of each party shall be binding on successors and assigns and contain a covenant that it shall not consummate any transaction in which another entity becomes the owner of 50% or more of the equity interests of such party unless the acquiror and any ultimate parent entity shall have executed and delivered to the other party an agreement confirming that such acquiror and/or ultimate parent entity shall, upon consummation of such transaction, cause the relevant party to continue to perform under the terms of such agreement.

IV. OPTIONS

         In order to account for the reduction in value to the Company attributable to the Distribution, the Company may adjust each outstanding option to acquire the Company's capital stock. Consequently, the exercise price of each option may be reduced and the number of shares for which each such option is exercisable may be correspondingly increased to preserve the intrinsic value of the adjusted award as compared to the original award. Furthermore, those employees of the Company that are either terminated or accept employment with Spinco may also receive re-denominated Company options, and would have whatever period to exercise such options that they are afforded in their option agreements or as determined in accordance with the applicable plan or by the Board of Directors. The maximum number of shares issuable under the applicable plan will be increased by the additional number of shares covered by options outstanding under such plan as a result of the adjustment.